                                                                      EXHIBIT 10

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                           RECEIVABLES LOAN AGREEMENT


                          DATED AS OF JANUARY 22, 2002


                                      AMONG


                     AGERE SYSTEMS RECEIVABLES FUNDING LLC,
                                AS THE BORROWER,


                               AGERE SYSTEMS INC.,
                        AS THE INITIAL COLLECTION AGENT,


             WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH,
                                AS THE AGENT AND
                               AS A LENDER AGENT,


                              DRESDNER BANK AG AND
                             THE OTHER LENDER AGENTS
                         FROM TIME TO TIME PARTY HERETO,


                          THE RELATED COMMITTED LENDERS
                         FROM TIME TO TIME PARTY HERETO,


                            PARADIGM FUNDING LLC AND
                         BEETHOVEN FUNDING CORPORATION,
                               AS CONDUIT LENDERS


                                       AND


                            THE OTHER CONDUIT LENDERS
                         FROM TIME TO TIME PARTY HERETO





================================================================================

                                TABLE OF CONTENTS



                                                                                                                PAGE
ARTICLE I                  LOANS TO BORROWER AND SETTLEMENTS......................................................1

       Section 1.1.        Loans..................................................................................1
       Section 1.2.        Maturity; Prepayments..................................................................2
       Section 1.3.        Selection of Interest Rates and Tranche Periods........................................3
       Section 1.4.        Fees and Other Costs and Expenses......................................................3
       Section 1.5.        Maintenance of Borrowing Base; Deemed Collection.......................................3
       Section 1.6.        Reduction in Commitments...............................................................4
       Section 1.7.        Optional Prepayments...................................................................4
       Section 1.8.        Security Interest......................................................................4

ARTICLE II                 SALES TO AND FROM CONDUIT LENDERS; ALLOCATIONS.........................................6

       Section 2.1.        Required Loans from Conduit Lenders....................................................6
       Section 2.2.        Purchases by Conduit Lenders...........................................................6
       Section 2.3.        Allocations and Distributions..........................................................6

ARTICLE III                ADMINISTRATION AND COLLECTIONS.........................................................7

       Section 3.1.        Appointment of Collection Agent........................................................7
       Section 3.2.        Duties of Collection Agent.............................................................8
       Section 3.3.        Reports................................................................................9
       Section 3.4.        Lock-Box Arrangements..................................................................9
       Section 3.5.        Enforcement Rights....................................................................10
       Section 3.6.        Collection Agent Fee..................................................................10
       Section 3.7.        Responsibilities of the Borrower......................................................11
       Section 3.8.        Actions by Borrower...................................................................11
       Section 3.9.        Indemnities by the Collection Agent...................................................11
       Section 3.10.       Policy and Optical Policy.............................................................12

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES........................................................13

       Section 4.1.        Representations and Warranties........................................................13

ARTICLE V                  COVENANTS.............................................................................16

       Section 5.1.        Covenants of the Borrower.............................................................16

ARTICLE VI                 INDEMNIFICATION.......................................................................21

       Section 6.1.        Indemnities by the Borrower...........................................................21
       Section 6.2.        Reserved Requirements, Change in Circumstances........................................23
       Section 6.3.        Other Costs and Expenses..............................................................24
       Section 6.4.        Withholding Taxes and Other Taxes.....................................................24


       Section 6.5.        Payments and Allocations..............................................................26

ARTICLE VII                CONDITIONS PRECEDENT..................................................................26

       Section 7.1.        Conditions to Closing.................................................................26
       Section 7.2.        Conditions to Each Loan...............................................................28

ARTICLE VIII               THE AGENT.............................................................................28

       Section 8.1.        Appointment and Authorization.........................................................28
       Section 8.2.        Delegation of Duties..................................................................29
       Section 8.3.        Exculpatory Provisions................................................................29
       Section 8.4.        Reliance by Agent and Lender Agents...................................................30
       Section 8.5.        Assumed Payments......................................................................30
       Section 8.6.        Notice of Termination Events..........................................................31
       Section 8.7.        Non-Reliance on Agent and Other Lenders...............................................31
       Section 8.8.        Agent and Affiliates..................................................................31
       Section 8.9.        Indemnification.......................................................................31
       Section 8.10.       Successor Agent.......................................................................32

ARTICLE IX                 MISCELLANEOUS.........................................................................32

       Section 9.1.        Termination...........................................................................32
       Section 9.2.        Notices...............................................................................32
       Section 9.3.        Payments and Computations.............................................................33
       Section 9.4.        Sharing of Recoveries.................................................................33
       Section 9.5.        Right of Setoff.......................................................................33
       Section 9.6.        Amendments............................................................................33
       Section 9.7.        Waivers...............................................................................34
       Section 9.8.        Successors and Assigns; Participations; Assignments; Addition of Lender Groups........35
       Section 9.9.        Intended Tax Characterization.........................................................37
       Section 9.10.       Confidentiality.......................................................................37
       Section 9.11.       Agreement Not to Petition.............................................................38
       Section 9.12.       Excess Funds..........................................................................38
       Section 9.13.       Headings; Counterparts................................................................39
       Section 9.14.       Cumulative Rights and Severability....................................................39
       Section 9.15.       Governing Law; Submission to Jurisdiction.............................................39
       Section 9.16.       WAIVER OF TRIAL BY JURY...............................................................39
       Section 9.17.       Entire Agreement......................................................................39
       Section 9.18.       Limited Recourse......................................................................39

SCHEDULES             DESCRIPTION

Schedule I            Definitions
Schedule II           Lenders



EXHIBITS              DESCRIPTION

Exhibit A             Form of Loan Request
Exhibit B             Form of Notification of Assignment to a Conduit Lender from its Related Committed Lenders
Exhibit C-1           Form of Daily Report
Exhibit C-2           Form of Monthly Report
Exhibit D             Addresses and Names of Borrower and Originators
Exhibit E             Subsidiaries
Exhibit F             Lock-Boxes and Lock-Box Banks
Exhibit G             Form of Lock-Box Letter
Exhibit H             Compliance Certificate
Exhibit I             Credit and Collection Policy
Exhibit J             Forms of Contract
Exhibit K             Form of Joinder Agreement
Exhibit L             Form of Optical Policy
Exhibit M             Form of Policy
Exhibit N             Approved Jurisdictions
Exhibit O             Money Market Accounts

                           RECEIVABLES LOAN AGREEMENT

        RECEIVABLES LOAN AGREEMENT, dated as of January 22, 2002, among AGERE SYSTEMS RECEIVABLES FUNDING LLC, a Delaware limited liability company, as borrower (the "Borrower"), AGERE SYSTEMS INC., a Delaware corporation, as initial collection agent (the "Initial Collection Agent," and, together with any successor thereto, the "Collection Agent"), WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH, as agent for the Lenders (the "Agent"), the lender agents party hereto (the "Lender Agents"), Paradigm Funding LLC ("Paradigm") and the other conduit lenders party hereto (collectively with Paradigm, the "Conduit Lenders") and the related committed lenders party hereto (the "Related Committed Lenders"). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.

        The parties hereto agree as follows:

                                    ARTICLE I
                        LOANS TO BORROWER AND SETTLEMENTS

        Section 1.1. Loans.

        (a) The Loans. Subject to the terms and conditions hereof, the Borrower may, from time to time before the Liquidity Termination Date, borrow from the Conduit Lenders or, only if a Conduit Lender declines or fails to make the applicable loan, ratably from the Related Committed Lenders for such Conduit Lender loans secured by a security interest in the Receivables, the Related Security and all related Collections. Any such loan (a "Loan") shall be made by each relevant Lender remitting funds to the Borrower, through the Agent, pursuant to Section 1.1(c). The aggregate outstanding principal amount of the Loans may not exceed at any time the lessor of (i) the Loan Limit, and (ii) the Borrowing Base. As used herein, the term "Borrowing Base" means:

                                    NRB - AR

where:

                NRB = the Net Receivables Balance at such time; and

                 AR = the Aggregate Reserve at such time.

        (b) Conduit Lenders' Option and Other Lenders' Commitments. At no time will any Conduit Lender have any obligation to make a Loan, however, each Conduit Lender expects to fund all Loans through the issuance of commercial paper absent a disruption in the commercial paper market or the occurrence of a Termination Event. Each Committed Lender severally hereby agrees, subject to
Section 7.2 and the other terms and conditions hereof (including, that the related Conduit Lender has refused or fails to make a requested Loan), to make Loans before the Liquidity Termination Date, based on the applicable Lender Group's Ratable Share of each Loan (and in the case of each Committed Lender, its Commitment Percentage of its Lender Group's Ratable Share of such Loan), to the extent its Loan Amount would not thereby exceed its Commitment, the Aggregate Loan Amount would not thereby exceed the Loan Limit, and the Matured Aggregate Loan Amount would not thereby exceed the Aggregate Commitments. All Loans hereunder shall be made ratably by each Lender Group in accordance with the Commitments of such Lender Groups.

        (c) Loan Mechanics. In order to request a Loan from a Lender, the Borrower must provide to each Lender Agent an irrevocable written request substantially in the form of Exhibit A, by (i) 10:00 a.m. (New York time) two Business Days before the requested date (the "Loan Date") of such Loan, in the case of each Loan by a Conduit Lender, (ii) 10:00 a.m. (New York time) three Business Days before the Loan Date in the case of each Loan by one or more Related Committed Lenders that is to accrue Interest at the Eurodollar Rate and
(iii) 10:00 a.m. (New York time) on the Loan Date in the case of each Loan by one or more Related Committed Lenders that is to accrue Interest at the Prime Rate. Each such notice shall specify the requested Loan Date (which must be a Business Day) and the requested amount of such Loan, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Loan Amount). All Loans must be requested ratably from the Conduit Lenders unless a Conduit Lender, in its sole discretion, determines not to fund its Ratable Share of such Loan, in which case, the Borrower may request such Ratable Share from the Related Committed Lenders in such Conduit Lender's Lender Group. Each Lender Agent shall promptly notify the contents of any such request to each Lender in its Lender Group from which the Loan is requested. If a Conduit Lender determines, in its sole discretion, to fund its Ratable Share of the requested Loan, such Conduit Lender shall transfer to the applicable Lender Agent's Account its Ratable Share of such Loan on the requested Loan Date. If a Conduit Lender determines, in its sole discretion, not to fund its Ratable Share of a requested Loan and the Borrower requests the Loan from the Related Committed Lenders subject to Section 7.2 and the other terms and conditions hereof, each Related Committed Lender shall transfer its Commitment Percentage of its Lender Group's Ratable Share of that portion of the requested Loan not funded by such Conduit Lender into the applicable Lender Agent's Account by no later than 12:00 noon (New York time) on the Loan Date (which, in the case of a Loan that is to accrue Interest at the Eurodollar Rate, in no event will be earlier than three Business Days after such request is made to such Committed Lenders). Each Lender Agent shall transfer to the Borrower Account the proceeds of any Loan delivered into such Lender Agent's Account.

        Section 1.2. Maturity; Prepayments. (a) Maturity. Each Loan shall be payable in full on the Liquidity Termination Date but only to the extent Collections are available to pay such amounts pursuant to Section 2.3(b).

        (b) Mandatory Prepayment Upon Termination Event. In addition to prepayments permitted or required pursuant to Section 1.5 or 1.7, the Borrower shall prepay all Loans in full upon the occurrence of a Termination Event at a prepayment price equal to the Aggregate Loan Amount plus accrued and unpaid Interest thereon plus any Early Payment Fee payable in connection with such prepayment pursuant to any Rate Supplement plus all other amounts payable to the Lenders, the Lender Agents and the Agent under this Agreement and the other Transaction Documents but only to the extent Collections are available to pay such amounts pursuant to Section 2.3(b).

        Section 1.3. Selection of Interest Rates and Tranche Periods. The Interest Rates, Tranche Periods and related matters for all Loan Amounts of each Lender Group shall be set forth in, and governed by the terms of, the Rate Supplement for such Lender Group. Each Rate Supplement shall supplement this agreement with respect to the terms and provisions set forth therein.

        Section 1.4. Fees and Other Costs and Expenses. The Borrower shall pay to the Agent for itself and to each Lender Agent for the benefit of its Lender Group, such amounts as agreed to with such Lender Group in the Fee Letter.

        Section 1.5. Maintenance of Borrowing Base; Deemed Collection. (a) General. If on any Business Day prior to the Liquidity Termination Date the Aggregate Loan Amount (or, if a Termination Event exists, the Matured Aggregate Loan Amount) is greater than the sum of (i) the Borrowing Base plus, (ii) if such Business Day is not a Settlement Date, the value of the Eligible Money Market Accounts plus, (iii) if such Business Day is not a Settlement Date, (A) the amount on deposit in the Lock-Box Accounts pursuant to clause (y) of the third sentence of Section 2.3(a) less (B) the portion of such amount which constitutes a payment on a Receivable that has not been applied to reduce the Outstanding Balance of such Receivable for purposes of calculating the Borrowing Base, the Borrower shall pay to the Agent, to the extent Collections are available for such purpose, an amount equal to such deficiency for application to reduce the Loan Amounts of the Lenders ratably in accordance with the principal amount of their respective Loan Amounts, applied with respect to each such Lender first to such Lender's Prime Tranches, if any, and second to the other Tranches applicable to the Loan Amount of such Lender with the shortest remaining maturities unless otherwise specified by the Borrower.

        (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or any other reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Borrower shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Borrower related to a Receivable is not true or is not satisfied and such failure could be reasonably expected to have a Material Effect, the Borrower shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. As used herein, the term "Material Effect" means, with respect to any Receivable, (i) if such Receivable was at any time treated as or represented to be an Eligible Receivable, the failure of such Receivable to be an Eligible Receivable, (ii) the failure of the Agent to have a first priority perfected security interest in such Receivable or (iii) the occurrence of a Material Adverse Effect with respect thereto. All such Collections deemed received by the Borrower under this Section 1.5(b) shall be remitted by the Borrower to the Collection Agent in accordance with Section 5.1(i).

        (c) Adjustment to Borrowing Base. At any time before the Liquidity Termination Date that the Borrower is deemed to have received any Collection under Section 1.5(b) ("Deemed

Collections") that derives from a Receivable that is otherwise reported as an Eligible Receivable, the Borrower may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Collection Agent that the Borrowing Base should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as after such adjustment the Aggregate Loan Amount does not exceed the Borrowing Base.

        (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Borrower from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

        Section 1.6. Reduction in Commitments. The Borrower may, upon thirty days' notice to the Agent and each Lender Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced is no less than the Matured Aggregate Loan Amount. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Lender Group in accordance with its Ratable Share (and, in the case of each Committed Lender, its Commitment Percentage of its Lender Group's Ratable Share of such reduction) and shall reduce the Loan Limit so that the Aggregate Commitment remains at least 102% of the Loan Limit and the Loan Limit is no less than the outstanding Aggregate Loan Amount.

        Section 1.7. Optional Prepayments. Upon five (5) Business Days' notice to the Agent and each Lender Agent, the Borrower may prepay the Aggregate Loan Amount in whole or in part (but if in part, in aggregate amounts not less than $1,000,000) at a prepayment price equal to the Loan Amount prepaid plus all accrued Interest thereon plus any other amounts payable in connection with such prepayment under each Rate Supplement. Such prepayments (if in part) shall be applied ratably to the Loans of the Lenders in accordance with their respective Loan Amounts, applied with respect to each such Lender as specified by the Borrower or, in the absence of such specification, first to such Lender's Prime Tranches, if any, and second to the other Tranches applicable to the Loan Amount of such Lender with the shortest remaining maturities unless otherwise specified by the Borrower.

        Section 1.8. Security Interest. (a) The Borrower hereby grants to the Agent, for its own benefit and for the ratable benefit of the Lender Agents and the Lenders, a first priority security interest in all Receivables, Related Security, Collections, the Policy, the Insurance Payments, the Optical Policy, the Optical Payments, Lock-Box Accounts and the Money Market Accounts to secure the payment of all amounts owing hereunder.

        (b) The Borrower hereby grants to the Agent (for the benefit of the Agent, each Lender Agent, each Lender and any other Person to whom any amount is owed hereunder), a first priority security interest in all of the Borrower's right, title and interest in, to and under the Limited Guaranty and each Purchase Agreement. The Borrower shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such grant. This grant includes (a) all monies due and to become due to the Borrower from the Parent under or in connection with the Limited Guaranty (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to the Limited Guaranty), (b) all monies due and to become due to the Borrower from the applicable Originator under or in connection with the Purchase Agreements (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement), (c) all rights, remedies, powers, privileges and claims of the Borrower against the Parent under or in connection with the Limited Guaranty and (d) all rights, remedies, powers, privileges and claims of the Borrower against the applicable Originator under or in connection with the Purchase Agreements. All provisions of the Limited Guaranty and the Purchase Agreements shall inure to the benefit of, and may be relied upon by, the Agent, each Lender Agent, each Lender and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Borrower's rights and remedies under the Limited Guaranty and the Purchase Agreements to the same extent as the Borrower could absent this grant, but without any obligation on the part of the Agent, any Lender Agent, any Lender or any other such Person to perform any of the obligations of the Borrower under the Limited Guaranty and the Purchase Agreements (or any promissory note executed thereunder). All amounts distributed to the Borrower under the Purchase Agreements from Receivables sold to the Borrower thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

        (c) This agreement shall be a security agreement for purposes of the UCC. Upon the occurrence of a Termination Event, the Agent shall have all rights and remedies of a secured party provided under the UCC after default as in effect in all applicable jurisdictions.

        Section 1.9. Release of Amounts in Money Market Account. At the written request of the Borrower to the Agent, the Agent shall permit the Borrower to withdraw monies from a Money Market Account (each a "Withdrawal") subject to the conditions that on the date of such Withdrawal before and after giving effect to such Withdrawal:

                (a) no Potential Termination Event shall then exist or shall occur as a result of the Withdrawal;

                (b)     the Liquidity Termination Date has not occurred;

                (c) after giving effect to such Withdrawal, (x) the outstanding Matured Aggregate Loan Amount would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Loan Amount would not exceed the lesser of (i) the Loan Limit and (ii) the Borrowing Base;

                (d) the representations and warranties of the Borrower, the Originators and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and

                (e) each of the Borrower and each Originator Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

                                   ARTICLE II
                 SALES TO AND FROM CONDUIT LENDERS; ALLOCATIONS

        Section 2.1. Required Loans from Conduit Lenders. Each Conduit Lender may, at any time, sell to its Related Committed Lenders pursuant to the relevant Transfer Agreement any percentage designated by such Conduit Lender of its Loan Amount and its related Conduit Lender Settlement (each, a "Put").

        Section 2.2. Purchases by Conduit Lenders. Each Conduit Lender may at any time deliver to its Lender Agent, Agent and each Related Committed Lender a notification of assignment in substantially the form of Exhibit B. If a Conduit Lender delivers such notice, each Related Committed Lender shall sell to such Conduit Lender and such Conduit Lender shall purchase in full from each Related Committed Lender, the Loan Amount of such Committed Lenders on the last day of the relevant Tranche Periods, at a purchase price equal to such Loan Amount plus accrued and unpaid Interest thereon. Any sale from any Committed Lender to a Conduit Lender pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Loan Amount sold by such Committed Lender is free and clear of any Adverse Claim created or granted by such Committed Lender and that such Lender has not suffered a Bankruptcy Event.

        Section 2.3. Allocations and Distributions. (a) Settlement Dates. If the Collection Agent shall fail to deliver the Daily Report on any Deposit Date prior to the occurrence of the Liquidity Termination Date, the Collection Agent shall not be permitted to withdraw any amounts from the Lock-Box Accounts unless the Collection Agent is in compliance with this subsection. On the Business Day following each Deposit Date occurring prior to the Liquidity Termination Date,
(x) the Collection Agent shall set aside from Collections the amounts necessary to make all distributions to the Agent, the Lender Agents, the Lenders and the Collection Agent required by this Section 2.3(a) with respect to the next succeeding Settlement Date and (y) if the Daily Report for such Deposit Date indicates a Borrowing Base Deficiency, maintain amounts on deposit in the Lock-Box Accounts at least equal to such Borrowing Base Deficiency. The balance of such Collections shall be released to the Borrower on a daily basis. On each Settlement Date prior to the Liquidity Termination Date, all Collections so set aside during the preceding Settlement Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) in the following order:

                 (i) ratably to the Lenders, all Interest due and payable on such date;

                (ii) all fees and other amounts due and payable to the Agent and the Lender Agents;

               (iii) ratably to the Lenders, all other amounts due and payable to the Lenders under the Transaction Documents;

                (iv) to the Collection Agent, an amount equal to the Collection Agent Fee due and payable on such date; and

                 (v)    to the Borrower.

On the last day of each Tranche Period for Loan Amounts of the Committed Lenders that ends prior to the next succeeding Settlement Date, the Collection Agent (or, if the Agent is then in control of any Collections, the Agent) shall pay Interest due and payable to such Committed Lenders from amounts set aside for such purpose pursuant to Section 3.2(a) during such Settlement Period.

        (b) Liquidity Termination Date. On each day on and after the Liquidity Termination Date, the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Lender Agents and the Lenders (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) all Collections received on such day and such Collections shall be allocated as follows:

                 (i) first, to the Agent until all reasonable costs of collection, administration and enforcement of this Agreement owed to the Agent for its own account have been paid in full;

                (ii) second, to the Lender Agents and the Lenders in each Lender Group based upon its Ratable Share, until all Loan Amounts and Interest owed but not already paid to the Lenders have been paid in full;

               (iii) third, to each Lender Group until all other amounts owed to such Lender Group have been paid in full;

                (iv) fourth, to any other Person (other than the Borrower, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

                 (v) fifth, to the Collection Agent until all amounts owed to the Collection Agent under this Agreement have been paid in full; and

                (vi)    sixth, to the Borrower.

On the last day of each Tranche Period (unless otherwise instructed by the Agent at the direction of the Instructing Group pursuant to Section 3.2(a)), the Collection Agent shall deposit into the applicable Lender Agent's Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i) - (iii) above. No distributions shall be made to pay amounts under clauses (iv) - (vi) until sufficient Collections have been set aside to pay all amounts described in clauses (i) - (iii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Lender Agents.

                                   ARTICLE III
                         ADMINISTRATION AND COLLECTIONS

        Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Lenders under this Article III. As the Initial Collection Agent, the

Parent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Initial Collection Agent acknowledges that the Agent, each Lender Agent and each Lender have relied on the Initial Collection Agent's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any Originator agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Parent (or any successor Collection Agent).

        (b) The Initial Collection Agent may delegate its duties and obligations as Collection Agent to an Affiliate (or a third-party to the extent expressly permitted by the applicable Purchase Agreement) of the Initial Collection Agent (acting as a sub-collection agent). Notwithstanding such delegation, the Initial Collection Agent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Lender Agent and each Lender shall have the right to look solely to the Initial Collection Agent for such performance. The Agent may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

        (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and (subject to any applicable confidentiality restrictions) transferring copies of, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Initial Collection Agent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Initial Collection Agent conducted such data-processing functions while it acted as the Collection Agent.

        Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all actions necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Lender is entitled and pay from such Collections all Interest and Fees when due. If so instructed by the Agent, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent, each Lender Agent and the Lenders are entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent at all times after the occurrence of a Collection Agent Replacement Event shall have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable; provided, that such direction shall not conflict with (i) the terms of the Transaction Documents or the relevant Contract, (ii) applicable law or (iii) so long as no Insurer Default has occurred, any instructions from the Insurer.

        (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but not beyond the time period permitted by the Policy or the Optical Policy) or adjust the outstanding balance of any Receivable; provided that the Collection Agent shall not extend the maturity of any Receivable unless either (i) the Obligor admits in writing that it is unable to pay the outstanding balance of such Receivable or (ii) the Obligor fails to pay such Receivable in full by its due date. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Lenders hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Agent.

        (c) The Collection Agent shall turn over to the Borrower the collections and records for any indebtedness owed to the Borrower that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Borrower until the Collection Agent receives evidence (reasonably satisfactory to the Collection Agent) that the Borrower is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Borrower when required by this Section 3.2(c).

        (d) The Collection Agent shall take all actions reasonably within its control that are necessary to maintain the perfection and priority of the security interest of the Agent in the Receivables.

        Section 3.3. Reports. On each Business Day, by no later than 4:00 P.M. (New York City time), the Collection Agent shall deliver to the Agent and each Lender Agent, a report reflecting information as of the close of business of the Collection Agent for the immediately preceding Business Day (each a "Daily Report"), containing the information described on Exhibit C-1 (with such modifications or additional information as reasonably requested by the Agent, any Lender Agent or the Instructing Group). On or before the ninth day (or, if such day is not a Business Day, the next succeeding Business Day) of each month, and at such other times covering such other periods as may be requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a "Monthly Report," and collectively with each Daily Report, a "Periodic Report"), containing the information described on Exhibit C (with such modifications or additional information as reasonably requested by the Agent, any Lender Agent or the Instructing Group).

        Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Borrower agrees to take any action reasonably requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Borrower shall immediately deliver to the Agent any Collections received by the Borrower. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account; provided, however, that the Agent agrees prior to the occurrence of a Termination Event and so long as the Borrower is then in compliance with the provisions of Section 1.5(a) to release on a daily basis to the Borrower all such amounts in excess of the Collections required to be distributed to the Agent, the Lender Agents, the Lenders and the Collection Agent pursuant to Section 2.3(a) on the immediately succeeding Settlement Date.

        Section 3.5. Enforcement Rights. (a) The Agent may at any time direct the Lock-Box Banks and, after the occurrence and during the continuation of a Termination Event the Obligors, to make all payments on the Receivables directly to the Agent or its designee; provided, however, that the Agent agrees prior to the occurrence of a Termination Event and so long as the Borrower is then in compliance with the provisions of Section 1.5(a) to release on a daily basis to the Borrower all such amounts in excess of the Collections required to be distributed to the Agent, the Lender Agents, the Lenders and the Collection Agent pursuant to Section 2.3(a) on the immediately succeeding Settlement Date. The Agent may, and the Borrower shall at the Agent's request, withhold the identity of the Lenders from the Obligors and Lock-Box Banks. Upon the Agent's request at any time, the Borrower (at the Borrower's expense) shall (i) give notice to each Obligor of the Agent's security interest in the Receivables and direct that payments on Receivables be made directly to the Agent or its designee, (ii) direct the Insurer to make payments under the Policy directly to the Agent or its designee, (iii) direct Optical to make payments under the Optical Policy directly to the agent or its designee, (iv) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (v) segregate in a manner acceptable to the Agent all Collections the Borrower receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

        (b) After the occurrence and during the continuation of a Collection Agent Replacement Event, the Borrower hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Borrower, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Borrower to (i) collect any amounts due under any Receivable, the Policy and the Optical Policy, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Borrower's rights and remedies under the Purchase Agreements. The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

        (c) None of the Agent, any Lender Agent nor any Lender shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

        Section 3.6. Collection Agent Fee. On or before the ninth day of each calendar month (or such other date as the Borrower and the Collection Agent agree), the Borrower shall pay to the Collection Agent, to the extent Collections are available for such purpose pursuant to Section 2.3, a fee for the immediately preceding calendar month as compensation for its services (the "Collection Agent Fee") equal to (a) at all times an Affiliate of the Borrower is the Collection Agent, such consideration as is acceptable to it, so long as such consideration is upon fair and reasonable terms no less favorable to the Borrower than could be obtained in a comparable arm's-length transaction with a Person other than a Originator Entity, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time; provided that in no event will the Collection Agent Fee exceed 110% of the Collection Agent's costs and expenses. The Collection Agent shall pay all fees and expenses of any sub-collection agent

        Section 3.7. Responsibilities of the Borrower. The Borrower shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Borrower shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of each Originator, under the applicable Purchase Agreement. The Agent's, any Lender Agents' or any Lender's exercise of any rights hereunder shall not relieve the Borrower or any Originator from such obligations. None of the Agent, any Lender Agent nor any Lender shall have any obligation to perform any obligation of the Borrower or of any Originator or any other obligation or liability in connection with the Receivables or the Related Security.

        Section 3.8. Actions by Borrower. The Borrower shall defend and indemnify the Agent and each Lender against all costs, expenses, claims and liabilities for any action taken by the Borrower, any Originator or any other Affiliate of the Borrower or of any Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Borrower agrees to seek to resell, or to have the applicable Originator or another Affiliate seek to resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Lenders' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Borrower or any Originator or other Affiliate of the Borrower pursuant to this Section 3.8 shall be applied as Collections in accordance with the terms hereof.

        Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Lender Agent and each Lender and their respective officers, directors, agents and employees (each a "Collection Agent Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Collection Agent Indemnified Losses") at any time imposed on or incurred by any Collection Agent Indemnified Party arising out of or otherwise relating to:

                 (i) any representation or warranty made by, on behalf of or in respect of, the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

                (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

               (iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Lender Agent or any Lender is entitled hereunder with any other funds;

                (iv) the imposition of any Lien with respect to any Receivable, Related Security or Lock-Box Account as a result of any action taken by the Collection Agent under any Transaction Documents;

                 (v) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party;

                (vi) the failure of the Borrower and/or the Collection Agent to comply with any term or condition of the Policy or the Optical Policy; or

               (vii) any failure for any reason of Collections to be remitted to the Agent, the Lender Agents and Lenders entitled thereto to the extent required by this Agreement;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Collection Agent Indemnified Losses to the extent (a) such Collection Agent Indemnified Losses resulted from gross negligence or willful misconduct of the Collection Agent Indemnified Party seeking indemnification or any Affiliate of such Collection Agent Indemnified Party, (b) such Collection Agent Indemnified Losses arose as a result of any default, insolvency, receivership or lack of creditworthiness of an Obligor or the Insurer or (c) such Collection Agent Indemnified Losses include Taxes; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, each Lender Agent and each Lender to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

        Section 3.10. Policy and Optical Policy. Each of the Borrower and the Collection Agent at all times will comply in all material respects with all terms and conditions of each of the Policy and the Optical Policy and the Collection Agent will notify the Agent of any event that is likely to cause the Collection Agent to make a claim under either the Policy or the Optical Policy. The Borrower shall, and shall cause the Collection Agent to (i) maintain in full force and effect each of the Policy and the Optical Policy (ii) take all actions necessary to cause each Eligible Receivable to be an Insured Receivable at all times, and (iii) take all actions and execute all documents as the Agent or any Lender Agent may reasonably request in order to ensure that the Agent shall be loss payee under each of the Policy and the Optical Policy. If on any date the Borrower or the Collection Agent is or becomes entitled to assert a claim under either the Policy or the Optical Policy in respect of any Eligible Receivable, the Borrower (i) shall take or cause to be taken on such date or as soon as practical thereafter (and in any event prior to the last day on which such claim can be asserted under the Policy or the Optical Policy, as applicable) all actions necessary to assert such claim under and in accordance with the terms of the Policy or the Optical Policy, as applicable and (ii) on each day thereafter until such claim is paid in full, (x) ensure that such claim is processed as soon as practical thereunder, including, without limitation, by taking all action that the Insurer or the Agent or any Lender Agent may reasonably request in connection with the submission or processing of such claim and (y) diligently enforce (and cause each other Originator Entity to diligently enforce) the right to receive payment of such claim in accordance with the terms thereof. The Borrower hereby delegates to the Collection Agent the obligation to perform all duties of the Borrower under each of the Policy and the Optical Policy and the Collection Agent hereby accepts such delegation. With respect to any Receivable insured under the Policy or the Optical Policy, the Collection Agent will not take any action under the Policy or the Optical Policy, as applicable, or fail to take any action, under the Policy or the Optical Policy, as applicable, that, because of the Collection Agent's action or failure to act in accordance with the Policy or the Optical Policy, as applicable, would result in the Insurer or Optical, as applicable, being released from its obligations to pay any Loss (as defined respectively in each of the Policy and the Optical Policy) with respect to such Receivable, in whole or in part, or the Insurer having a claim against the Borrower in respect of such Receivable. The Borrower will immediately remit all Insurance Payments and Optical Payments it receives to the Collection Agent for application in accordance with the terms of this Agreement. The Borrower and the Collection Agent will not permit any amendment to or other modification of the Policy or the Optical Policy without the prior written consent of the Agent. The Collection Agent shall promptly provide the Agent with copies of all notices it receives or sends in connection with each of the Policy and the Optical Policy.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

        Section 4.1. Representations and Warranties. The Borrower represents and warrants to the Agent, each Lender Agent and each Lender that:

                (a) Existence and Power. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

                (b) Authorization and No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the other documents to be delivered by it hereunder, including the Borrower's transfer of a security interest in the Receivables hereunder and the Borrower's use of the proceeds of Loans, (i) are within the Borrower's limited liability company powers, (ii) have been duly authorized by all necessary action, (iii) do not contravene (1) the Borrower's organizational documents, (2) any law, rule or regulation applicable to the Borrower, (3) any contractual restriction binding on or affecting the Borrower or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Borrower or its property, except in the case of clauses 2, 3 and 4, where such contravention would not reasonably be expected to have a

Material Adverse Effect, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the grant of a security interest in the Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by the Borrower.

        (c) No Consent Required. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any other document to be delivered by it hereunder except where the failure to obtain such authorization or approval, to take such other action or to give such notice or make such filing would not reasonably be expected to have a Material Adverse Effect.

        (d) Binding Effect. Each Transaction Document to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

        (e) Perfection. No transaction contemplated hereby requires compliance with any bulk sales act or similar law. Immediately preceding its sale of Receivables to the Borrower, an Originator was the owner of, had good title to, and effectively sold, such Receivables to the Borrower, free and clear of any Adverse Claim other than Adverse Claims arising under the Agere Credit Documents. The Borrower owns and has good title to the Receivables free of any Adverse Claim other than the interests of the Lenders (through the Agent) therein that are created hereby, and each Lender shall at all times have a valid and continuing first priority perfected security interest for purposes of
Article 9 of the applicable Uniform Commercial Code enforceable as such against creditors of and lenders from the Borrower, in the Receivables and Collections to the extent of its Loan Amount then in effect. Other than the security interest granted to the Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables or the Collections. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Receivables or the Collections other than any financing statement relating to the security interest granted to the Agent hereunder. The Borrower has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the security interest in the Receivables granted by the Borrower hereunder.

        (f) Accuracy of Information. All information furnished in writing by the Borrower, any Originator Entity or any Affiliate of any such Person to the Agent, any Lender Agent or any Lender in connection with any Transaction Document, or any transaction contemplated thereby (taken as a whole and combined with all information previously furnished to the Agent, such Lender Agent or such Lender), is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

        (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or to the knowledge of the Borrower, threatened against or affecting the Borrower, or any of its properties, that (i) if adversely determined (individually or in the aggregate), could reasonably be expected to have a Material Adverse Effect or (ii) involve any Transaction Document or any transaction contemplated thereby. The Borrower is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation could reasonably be expected to have a Material Adverse Effect.

        (h) No Material Adverse Effect. Since September 30, 2001, there has been no Material Adverse Effect.

        (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits D-F (listing offices and names of the Borrower and each Originator and where they maintain Records and Lock Boxes) is true and complete in all material respects, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. None of the Borrower's or Originators' respective jurisdictions of organization, chief executive offices and principal places of business has changed within the past 12 months (or such shorter period as the Borrower has been in existence). Neither the Borrower nor any Originator has been known or used any legal, fictitious or trade name other than a name set forth of Exhibit D. Exhibit D lists the federal employer identification numbers of each Originator organized under the laws of a jurisdiction within the United States. The Borrower has delivered a copy of all Lock-Box Agreements to the Agent. The Borrower has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

        (j) Sales by Originators. Each sale by an Originator to the Borrower of an interest in Receivables and their Collections has been made in accordance with the terms of the applicable Purchase Agreement, including the payment by the Borrower to such Originator of the purchase price described in such Purchase Agreement.

        (k) Eligible Receivables. Each Receivable listed on the Periodic Report as part of the Eligible Receivables Balance is an Eligible Receivable.

        (l) No Margin Securities. No proceeds of any Loan will be used for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

        (m) The Policy and the Optical Policy. Each of the Policy and the Optical Policy is in full force and effect.

                                    ARTICLE V
                                    COVENANTS

        Section 5.1. Covenants of the Borrower. The Borrower hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

        (a) Financial Reporting. The Borrower will, and will cause each Originator Entity to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent, each Lender Agent and each Lender:

                 (i) Annual Financial Statements. Within 105 days after each fiscal year of the Borrower the annual balance sheet for the Borrower and an annual profit and loss statement certified by a Designated Financial Officer thereof, in each case, prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended;

                (ii) Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements;

               (iii) ERISA Reporting Requirements. Promptly after the filing or receiving thereof, copies of all reports and notices that the Borrower or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Borrower or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Borrower or any Affiliate is or was, within the preceding five years, a contributing employer, in each case, in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Borrower and/or any such Affiliate in excess of $100,000,000.

                (iv) Other Information. With reasonable promptness, subject to any applicable confidentiality restrictions, such other information (including, solely in the case of the Agent, non-financial information) as may be reasonably requested by the Agent or any Lender Agent or any Lender (with a copy of such request to the Agent).

        (b) Notices. Promptly, and with respect to clauses (i) through (vi) below in any event within five Business Days, after becoming aware of any of the following, the Borrower will notify the Agent and each Lender Agent and provide a description of:

                 (i) Potential Termination Events. The occurrence of any Potential Termination Event;

                (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made) in any material respect;

                (iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Parent;

                 (iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Borrower or the collectibility or quality of a material portion of the Receivables or relating to the Policy or the Optical Policy;

                  (v) Judgments. The entry of any judgment, award or decree against the Borrower;

                 (vi) Changes in Business. Any change in, or proposed change in, the character of the Borrower's business that could impair the collectibility or quality of any Receivable or the insurance of any Receivable under the Policy or the Optical Policy; or

                (vii) Policy and Optical Policy. Copies of all notices and communications received by the Borrower (for any agent of the Borrower or any Originator Entity), to the Insurer regarding the Policy and/or the Optical Policy including, without limitation, the daily certificate prepared by Hobbs Group (or its successor) as to compliance with policy credit limits and eligibility guidelines from, or sent by the Borrower (or any such agent) and any failure of the Insurer to make payment with respect to a claim submitted under the Policy.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Lender Agent.

        (c) Conduct of Business. The Borrower will comply in all respects with all applicable laws, rules, regulations and orders and preserve and maintain its legal existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not reasonably be expected to have a Material Adverse Effect.

        (d) Compliance with Laws. The Borrower will comply, and will cause each Originator Entity to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject, except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect.

        (e) Furnishing Information and Inspection of Records. The Borrower will furnish to the Agent, each Lender Agent and the Lenders such information concerning the Receivables and the Related Security as the Agent, a Lender Agent or a Lender may reasonably request. The Borrower will, and will cause each Originator to, permit, at any time during regular business hours, the Agent, any Lender Agent or any Lender (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Borrower and each Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Borrower's or the Originators' officers, directors, employees or independent public accountants having knowledge of such matters; provided, however, that prior to the occurrence of a Termination Event the Borrower shall not be required to reimburse the Agent for more than one such inspection per calendar year. Once a year upon reasonable notice and during regular business hours, the Agent and each Lender Agent may (at the reasonable expense of the Borrower) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

        (f) Keeping Records. (i) The Borrower will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Borrower will give the Agent and each Lender Agent prior notice of any material change in such administrative and operating procedures.

                 (ii) The Borrower will, upon the request of the Agent following the occurrence and during the continuation of a Termination Event, deliver to the Agent copies of all such contracts (including all multiple originals of such contracts), or segregate (from all other receivables then owned or being serviced by the Borrower) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

        (g) Perfection. (i) The Borrower will at its expense, promptly and, in any event, within five days following such request, execute and deliver all instruments and documents and take all action, necessary or reasonably requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Related Security, the Purchase Agreements, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim (other than the Borrower's interest therein). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Borrower's signature.

                 (ii) The Borrower will only change its name, jurisdiction of organization, identity or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance written notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) reasonably requested by the Agent to the extent such request is made not later than 15 days after the Agent's receipt of such notice.

                (iii) The Borrower will at all times maintain its jurisdiction of organization and chief executive offices within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If the Borrower moves its jurisdiction of organization or chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's, the Lender Agents' and the Lenders' interests hereunder or the Borrower's interests under the Purchase Agreements, the Borrower will pay all such amounts and any other costs and expenses reasonably incurred in order to maintain the enforceability of the Transaction

        Documents and the interests of the Agent, the Lender Agents and the Lenders in the Receivables, the Related Security, Collections, Purchase Agreements and Lock-Box Accounts.

        (h) Performance of Duties. The Borrower will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents. The Borrower (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair in any material respect the rights of the Agent, the Lender Agents or the Lenders in the Receivables, the Related Security, Collections, Purchase Agreements or Lock-Box Accounts.

        (i) Payments on Receivables, Accounts. The Borrower will cause all Obligors at all times to be instructed to deliver payments on the Receivables to a Lock-Box or Lock-Box Account. If any such payments or other Collections (including Deemed Collections) are received by the Borrower or any Originator, it shall hold such payments in trust for the benefit of the Agent, the Lender Agents and the Lenders and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Borrower will instruct each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Borrower will take reasonable steps to prevent the funds of any Affiliate from being deposited into any Lock-Box Account other than Collections of Receivables. If such funds are nevertheless deposited into any Lock-Box Account, the Borrower will promptly identify and separate such funds for segregation. The Borrower will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Lender is entitled with any other funds except that the Collection Agent or any sub-collection agent may commingle Collections set aside for future remittance pursuant to Section 2.3 with its other funds unless the Agent otherwise directs. The Borrower shall only add, and shall only permit the Originators to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if (i) the Agent has received notice of such addition and (ii) the Agent receives evidence reasonably satisfactory to it that the Agent has a first priority perfected security interest in such Lock-Box or Lock-Box Account immediately upon such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Borrower shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

        (j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Borrower will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

        (k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Borrower will not, and will not permit any Originator to, extend, amend, rescind or cancel any Receivable except to the extent that all Deemed Collections relating to such Receivable required to be remitted by the Borrower or such Originator in accordance with the terms of this Agreement are so remitted.

        (l) Change in Business or Credit and Collection Policy. The Borrower will not make any material change in the character of its business and will not, and will not permit any Originator to, make any material change to the Credit and Collection Policy that could be reasonably expected to materially and adversely affect the collectibility of the Receivables or change the standard payment terms set forth in the Credit and Collection Policy.

        (m) Certain Agreements. The Borrower will not amend, modify, waive, revoke or terminate any Transaction Document to which the Borrower is a party or any provision of Sections 7, 8, 9, 10, 25, 27, 31 or 34 of its LLC Agreement.

        (n) Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents,
(ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to the Transaction Documents, or (iii) form any Subsidiary or make any investments in any other Person (excluding short-term investments of cash); provided, however, that the Borrower shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Borrower (such as expenses for stationery, audits, maintenance of legal status, etc.).

        (o) Nonconsolidation. The Borrower will operate in such a manner that the separate limited liability company existence of the Borrower and each Originator Entity and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Originator Entity and Affiliate thereof and, without limiting the generality of the foregoing:

                 (i) the Borrower will not engage in any activity other than those activities expressly permitted under the Borrower's organizational documents and the Transaction Documents, nor will the Borrower enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;

                (ii) the Borrower will maintain a business office separate from that of each of the Borrower Entities and the Affiliates thereof (it being understood that such office may be located within any office space of any Originator Entity);

               (iii) the Borrower will cause the financial statements and books and records of the Borrower, the Originators to reflect the separate corporate existence of the Borrower;

                (iv) except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Borrower's organizational documents, the Borrower will not permit any Originator Entity or Affiliate thereof to (A) pay the Borrower's expenses, (B) guarantee the Borrower's obligations, or (C) advance funds to the Borrower for the payment of expenses or otherwise; and

                 (v) the Borrower will not act as agent for any Originator Entity or Affiliate, but instead will present itself to the public as a limited liability company separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

                (p) Mergers, Consolidations and Acquisitions. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreements.

                (q) Offers for Purchase. Unless and until the Termination Date has occurred, the Borrower shall accept each offer for the purchase of Receivables made pursuant to any Purchase Agreement with any Originator.

                                   ARTICLE VI
                                 INDEMNIFICATION

        Section 6.1. Indemnities by the Borrower. Without limiting any other rights any Person may have hereunder or under applicable law, the Borrower hereby indemnifies and holds harmless the Agent, each Lender Agent and each Lender and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Borrower pursuant to
Section 3.5(b)), whether arising by reason of the acts to be performed by the Borrower hereunder or otherwise, excluding only Indemnified Losses to the extent
(a) such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification or any Affiliate of such Indemnified Party or (b) such Indemnified Losses include Taxes or (c) such Indemnified Losses arose as a result of any default, insolvency, receivership or lack of creditworthiness of an Obligor or the Insurer. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses
(a) and (c) of the previous sentence, the Borrower shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

                 (i) any representation or warranty made by the Borrower, any Originator Entity or the Collection Agent (or any employee or agent of the Borrower, any Originator Entity or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Borrower, any Originator Entity or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                (ii) the failure by the Borrower, any Originator Entity, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation or the failure by the Borrower to satisfy any of its obligations under any Transaction Document;

                (iii) the failure of the Borrower to vest and maintain vested in the Agent, for the benefit of the Lenders, a perfected security interest in the property conveyed pursuant to Section 1.8, free and clear of any Adverse Claim;

                 (iv) any commingling of funds to which any Indemnified Party is entitled hereunder with any other funds;

                  (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter or any failure for any reason of Collections to be remitted to the Agent, the Lender Agents and the Lenders entitled thereto to the extent required by this Agreement;

                 (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

                (vii) any failure of the Borrower or any Originator Entity, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

               (viii) any action taken by the Agent as attorney-in-fact for the Borrower pursuant to Section 3.5(b);

                 (ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents;

                  (x) any dispute, claim, offset or defense (other than discharge in any insolvency or bankruptcy of the Insurer or any delay occurring in connection with any insolvency or bankruptcy proceeding relating to the Insurer) of the Insurer to the payment of any claim under the Policy (including, without limitation, a defense based on the Policy not being a legal, valid and binding obligation of the Insurer enforceable against it in accordance with its terms), or any other claim relating to the Policy;

                 (xi) any dispute, claim, offset or defense (other than discharge in any insolvency or bankruptcy of Optical or any delay occurring in connection with any insolvency or bankruptcy proceeding relating to Optical) of Optical to the payment of any claim under Optical Policy (including, without limitation, a defense based on the Optical Policy not being a legal, valid and binding obligation of the Optical enforceable against it in accordance with its terms), or any other claim relating to the Optical Policy; or

                (xii) the failure of any loss in respect of an Eligible Receivable to be payable in full from Insurance Payments and Optical Payments for any reason.

        Section 6.2. Reserve Requirements, Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date hereof any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Funding Source, the Agent, any Lender Agent or any Lender (collectively, the "Funding Parties"), or shall result in the imposition on such Funding Party or the London interbank market any other condition affecting this Agreement, such Funding Party's Commitment or any Eurodollar Tranche funded by such Funding Party, and the result of any of the foregoing shall be to increase the cost to such Funding Party of making or maintaining any Eurodollar Tranche or to reduce the amount of any sum received or receivable by such Funding Party hereunder (whether or principal, interest or otherwise) by an amount deemed by such Funding Party to be material, then the Borrower will subject to Sections
(c) and (d) below, pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

        (b) If any Funding Party shall have determined that the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Funding Party (or any lending office of such Funding Party) or any Funding Party's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Funding Party's capital or on the capital of such Funding Party's holding company, if any, as a consequence of this Agreement, such Funding Party's Commitment or the Loans made by such Funding Party pursuant hereto to a level below that which such Funding Party or such Funding Party's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies and the policies of such Funding Party's holding company with respect to capital adequacy) by an amount deemed by such Funding Party to be material, then from time to time the Borrower shall pay to such Funding Party such additional amount or amounts as will compensate such Funding Party or such Funding Party's holding company for any such reduction suffered.

        (c) A certificate of the Funding Party setting forth such amount or amounts (including computation of such amount or amounts) as shall be necessary to compensate the Funding Party or its holding company as specified in paragraph
(a) or (b) above, as the case may be, shall be delivered to the Borrower and such amount or amounts may be reviewed by the Borrower. Unless the Borrower disagrees in good faith with the computation of the amount or amounts in such certificate, the Borrower shall pay to the Funding Party, within 10 Business Days after receipt by the Borrower of such certificate delivered by the Funding Party, the amount shown as due on any such certificate. If the Borrower, after receipt of any such certificate from the

Funding Party, disagrees with the Funding Party on the computation of the amount or amounts owed to the Funding Party pursuant to paragraph (a) or (b) above, the Funding Party and the Borrower shall negotiate in good faith to promptly resolve such disagreement. In either case, however, the Funding Party shall have a duty to use reasonable efforts to mitigate the damages that may arise as a consequence of paragraph (a) or (b) above to the extent that such mitigation will not, in the sole judgment of the Funding Party, entail any cost or disadvantage to the Funding Party that the Funding Party is not reimbursed or compensated for by the Borrower.

        (d) Failure on the part of any Funding Party to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Funding Party's right to demand compensation with respect to any other period; provided that if any Funding Party fails to make such demand within 45 days after it obtains knowledge of the event giving rise to the demand such Funding Party shall, with respect to amounts payable pursuant to Section
6.2 resulting from such event, only be entitled to payment under this Section
6.2 for such costs incurred or reduction in amounts or return on capital from and after the date 45 days prior to the date that such Funding Party does make such demand. The protection of this Section shall be available to each Funding Party regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

        Section 6.3. Other Costs and Expenses. The Borrower shall pay to the Agent on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the perfection of the Agent's rights in the Receivables and Collections, (c) the enforcement by the Agent, any Lender Agent or the Lenders of the obligations of the Borrower under the Transaction Documents or of any Obligor under a Receivable and (d) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including reasonable fees, costs and expenses of legal counsel for the Agent and the Lender Agents relating to any of the foregoing or to advising the Agent, any Lender Agent, any Lender or any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Agent, each Lender Agent, each Lender and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event; provided that the Borrower shall not be responsible for the fees and expenses of any legal counsel other than legal counsel for the Agent (in their capacity as counsel to the Agent and the other Lender Agents). The Borrower shall reimburse the Agent and each Lender Agent for the cost of the Agent's or such Lender Agent's auditors (which may be employees of such Person) auditing the books, records and procedures of the Borrower. The Borrower shall reimburse each Lender on demand for all other reasonable costs and expenses incurred by Lender in connection with the preparation, execution, delivery and administration of the Transaction Documents or the transactions contemplated thereby, including the cost of the Ratings and the reasonable fees and out-of-pocket expenses of counsel of the Agent and each Lender Agent.

        Section 6.4. Withholding Taxes and Other Taxes. (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future Taxes excluding taxes imposed on the Agent's, any Lender Agent's or any Lender's (or any transferee's or assignee's, including a participation holder's (any such entity a "Transferee")) net income and franchise taxes imposed on the Agent or any Lender (or Transferee) (all such nonexcluded Taxes being hereinafter referred to as "Covered Taxes"). If the Borrower shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee), any Lender Agent or the Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions such Lender (or Transferee), any Lender Agent or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

        (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the transactions contemplated hereby (hereinafter referred to as "Other Taxes").

        (c) The Borrower will indemnify each Lender (or Transferee), any Lender Agent and the Agent for the full amount of Covered Taxes and Other Taxes paid by such Lender (or Transferee), any Lender Agent or the Agent, as the case may be, with respect to the Borrower and any liability (including penalties, interest and reasonable out-of-pocket expenses) arising therefrom or with respect thereto (other than any such liability that results from the gross negligence or willful misconduct of the Lender (or Transferee), any Lender Agent or Agent), whether or not such Covered Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee), any Lender Agent or the Agent, as the case may be, makes written demand therefor. If the Borrower or any Lender (or Transferee), any Lender Agent or the Agent shall determine that Covered Taxes or Other Taxes may not have been correctly or legally assessed by the relevant taxing authority or other Governmental Authority, and that a Lender (or Transferee), any Lender Agent or the Agent may be entitled to receive a refund in respect of Covered Taxes or Other Taxes, it shall promptly notify the other party of the availability of such refund and such Lender (or Transferee), any Lender Agent or the Agent shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense.

        (d) Before the first date on which any amount is payable hereunder for the account of any Lender Agent or Lender (or Transferee) not incorporated or organized under the laws of the USA such Lender Agent or Lender (or Transferee) shall deliver to the Borrower and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Lender Agent or Lender (or Transferee) is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Lender Agent or Lender (or Transferee) shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Borrower.

        (e) The Borrower shall not be required to pay any additional amounts pursuant to paragraph (a) above to any Lender (or Transferee), Lender Agent or the Agent if the obligation to pay such additional amounts would not have arisen but for (i) failure by such Lender (or Transferee), Lender Agent or Agent to comply with the provisions of paragraph (d) above unless such Lender (or Transferee), Lender Agent or Agent is unable to comply with paragraph (d) because of a change in applicable law, regulation or official interpretation thereof, or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the initial Loan Date (and, in the case of a Transferee, after the date of assignment or transfer).

        (f) If any Lender (or Transferee), Lender Agent or the Agent receives a refund or credit or offset against another tax liability in respect of any taxes for which such Lender (or Transferee), Lender Agent or Agent has received payment from the Borrower hereunder it shall promptly repay such refund or credit or offset (including any interest received by such Lender (or Transferee), Lender Agent or Agent from the taxing authority with respect to the refund with respect to such taxes) to the Borrower, net of all out-of-pocket expenses of such Lender (or Transferee), Lender Agent or the Agent; provided that the Borrower, upon the request of such Lender (or Transferee), Lender Agent or the Agent, agrees to return such refund or credit or offset against another tax liability (plus penalties, interest or other charges) to such Lender (or Transferee), Lender Agent or the Agent in the event such Lender (or Transferee), Lender Agent or the Agent is required to repay such refund or credit or offset against another tax liability.

        (g) Any Lender (or Transferee), Lender Agent or Agent claiming any additional amounts payable under paragraph (a) above shall (i) to the extent legally able to do so, upon written request from the Borrower, file any certificate or document if such filing would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue, and the Borrower shall not be obligated to pay such additional amounts if, after the Borrower's request, any Lender (or Transferee), Lender Agent or Agent could have filed such certificate or document and failed to do so; or (ii) consistent with legal and regulatory restrictions, use reasonable efforts to change the jurisdiction of its applicable lending office if the making of such change would avoid the need for or reduce the amount of any additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), Lender Agent or Agent, be otherwise materially disadvantageous to such Lender (or Transferee), Lender Agent or Agent.

        Section 6.5. Payments and Allocations. Unless otherwise specified herein, any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Borrower, its Lender Agent and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount. The Borrower shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

        Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Borrower shall deliver to the Agent the following documents in form, substance and quantity reasonably acceptable to the Agent:

                (a) A certificate of the Secretary or Assistant Secretary of each of the Borrower and each Originator Entity certifying (i) the resolutions of the Borrower's and each Originator Entity's governing body approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Borrower's or any Originator Entity's behalf a Transaction Document (on which certificate the Agent and each Lender may conclusively rely until a revised certificate is received), (iii) the Borrower's and each Originator Entity's organizational documents certified by the Secretary of State or other appropriate official of its jurisdiction of organization, and (iv) a copy of the Borrower's and each Originator Entity's by-laws, operating agreement, or other equivalent document;

                (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables, Collections, the Purchase Agreements and the Lock-Box Accounts in all appropriate jurisdictions;

                (c) UCC search reports from all jurisdictions the Agent or any Lender Agent reasonably requests;

                (d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents, (ii) all Lock-Box Letters, (iii) a compliance certificate in the form of Exhibit H covering the period ending September 30, 2001, (iv) a Periodic Report covering the month ended December 31, 2001 and (v) each Transaction Document;

                (e) Favorable opinions of counsel to the Borrower, each Originator Entity and the Insurer covering such matters as any Lender Agent or the Agent may reasonably request;

                (f) A true and correct copy of the Policy (including all amendments and endorsements thereto) together with evidence that the Borrower's rights under the Policy have been properly assigned to the Agent;

                (g) A true and correct copy of the Optical Policy (including all amendments and endorsements thereto) together with evidence that the Borrower's rights under the Optical Policy have been properly assigned to the Agent;

                (h) Such other approvals, opinions or documents as the Agent or any Lender Agent may request;

                (i) Evidence from the Insurer satisfactory to the Agent that the Insurer has received payment in full of premium on the Policy for one full year and that as a result of such payment the Policy may not be cancelled due to non-payment of premium prior to the Liquidity Termination Date;

                (j) Evidence from Optical satisfactory to the Agent that the Optical has received payment in full of premium on the Optical Policy for one full year and that as a result of such payment the Optical Policy may not be cancelled due to non-payment of premium prior to the Liquidity Termination Date;

                (k) A certificate of the Secretary of Assistant Secretary of the Collection Agent certifying as of the effective date of the Policy the name of each Obligor that is Insolvent (as defined under the Policy) or more than 60 days past due in any non-disputed payment obligations to Borrower in respect of an Eligible Repayment (as defined under the Policy);

                (l) All legal matters related to the effectiveness of this Agreement are reasonably satisfactory to the Agent, the Lender Agents and the Lenders; and

                (m) For each Conduit Lender subject to pre-closing review by the Rating Agencies, ratings letters from each of such Rating Agencies in form and substance satisfactory to such Conduit Lender's Lender Agent.

        Section 7.2. Conditions to Each Loan. The obligation of each Committed Lender to make any Loan, and the right of the Borrower to request or accept any Loan, are subject to the conditions (and each Loan shall evidence the Borrower's representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Loan before and after giving effect to the
Loan:

                (a) no Potential Termination Event shall then exist or shall occur as a result of the Loan;

                (b)     the Liquidity Termination Date has not occurred;

                (c) after giving effect to such Loan, (x) the outstanding Matured Aggregate Loan Amount would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Loan Amount would not exceed the lesser of (i) the Loan Limit and (ii) the Borrowing Base;

                (d) the representations and warranties of the Borrower, the Originators and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and

                (e) each of the Borrower and each Originator Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations of each Related Committed Lender to its Conduit Lender (including its obligations under the applicable Transfer Agreement).

                                  ARTICLE VIII
                                    THE AGENT

        Section 8.1. Appointment and Authorization. (a) Each Lender and each Lender Group hereby irrevocably designates and appoints Westdeutsche Landesbank Girozentrale, New York Branch, as the "Agent" under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Lender, the Loan Amount of the Lender. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Lender, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower (except as provided in Section 9.8(g)). Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

        (b) Each Lender hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto or in the related Transfer Supplement (as applicable) as its Lender Agent hereunder, and each authorizes such Lender Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Lender Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Lender Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Lender Agent or the Agent, and no implied obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or otherwise exist against such Lender Agent. No Lender Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower.

        Section 8.2. Delegation of Duties. The Agent and each Lender Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor any Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        Section 8.3. Exculpatory Provisions. None of the Agent, any Lender Agent or any of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person's gross negligence or willful misconduct. Subject to the terms of this Agreement, neither the Agent nor any Lender Agent shall be responsible to any Lender or other Person for (i) any recitals, representations, warranties or other statements made by the Borrower, any Originator Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Borrower, any Originator Entity or any of their Affiliates to perform any obligation or
(iv) the satisfaction of any condition specified in Article VII. Neither the Agent nor any Lender Agent shall have any obligation to any Lender to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Borrower, any Originator Entity or any of their Affiliates.

        Section 8.4. Reliance by Agent and Lender Agents. (a) The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Lenders, and assurance of its indemnification, as it deems appropriate.

        (b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Instructing Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders, the Agent and Lender Agents.

        (c) Each Lender Agent shall determine with its Lender Group the number of such Lenders (each, a "Voting Block"), which shall be required to request or direct such Lender Agent to take action, or refrain from taking action, under this Agreement on behalf of such Lenders. Such Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Lender Agent's Lenders.

        (d) Unless otherwise advised in writing by a Lender Agent or by any Lender on whose behalf such Lender Agent is purportedly acting, each party to this Agreement may assume that (i) such Lender Agent is acting for the benefit and on behalf of each of the Lenders in respect of which such Lender Agent is identified as being the "Lender Agent" in the definition of "Lender Agent" hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Lender Agent has been duly authorized and approved by all necessary action on the part of the Lenders on whose behalf it is purportedly acting. Each Lender Agent and the Lenders in its Lender Group shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Lender Agent.

        Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Lender Agent before the date of any Loan that the applicable Lender Group will not make available to the Agent the amount it is scheduled to remit as part of such Loan, the Agent may assume such Lender Group has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Lender in a Lender Group shall not have made its Assumed Payment available to the Agent, such Lender and the Borrower hereby agree to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to (i) in the case of such Lender, the Federal Funds Rate plus 2% and (ii) in the case of the Borrower, the Interest Rate applicable to such amount.

        Section 8.6. Notice of Termination Events. Neither any Lender Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Lender Agent has received notice from any Lender or the Borrower stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. If the Agent receives such a notice, it shall promptly give notice thereof to each Lender Agent whereupon each Lender Agent shall promptly give notice thereof to the members of its Lender Group. If a Lender Agent receives such a notice from any Person other than the Agent, it shall promptly give notice thereof to the Agent and each Lender Agent whereupon each Lender Agent shall promptly give notice thereof to the members of its Lender Group. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Lenders), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Lenders.

        Section 8.7. Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agent, the Lender Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any Originator Entity, shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents and warrants to the Agent and the Lender Agents that, independently and without reliance upon the Agent, any Lender Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Insurer, the Originator Entities and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Lender that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Lender or any Lender Agent with any information concerning the Borrower, the Insurers any Originator Entity or any of its Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        Section 8.8. Agent and Affiliates. The Agent, each Lender Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Borrower, any Originator Entity or any of their Affiliates and WestLB may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that WestLB acts as agent for Paradigm and subagent for Paradigm's management company in various capacities, as well as providing credit facilities and other support for Paradigm not contained in the Transaction Documents.

        Section 8.9. Indemnification. Each Lender Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or any Originator Entity and without limiting the obligation of the Borrower or any Originator Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

        Section 8.10. Successor Agent. The Agent may, upon at least five (5) days notice to the Borrower and each Lender Agent, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE IX
                                  MISCELLANEOUS

        Section 9.1. Termination. Each Conduit Lender shall cease to be a party hereto when the Liquidity Termination Date has occurred, such Conduit Lender holds no Loan Amount and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Liquidity Termination Date when no Loan Amount is held by a Lender and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Lender Agent and each Lender under Article VI and Section 8.9 shall survive such termination.

         Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Lender Agent to act on telephone notices of Loans and Interest Rate and Tranche Period selections from any person the Agent or such Lender Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's or such Lender Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's or such Lender Agent's records of all such conversations shall be presumed correct. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the

Agent or such Lender Agent, the consent of each Person to which the Agent or such Lender Agent is required to forward such notice.

        Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Borrower or the Collection Agent to, or for the benefit of, any Lender or any other Person shall be paid or transferred to the Agent or the appropriate Lender Agent (for the benefit of such Lender or other Person). The Agent or the appropriate Lender shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Borrower or Collection Agent, by 11:00 a.m. (New York time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Borrower shall, to the extent permitted by law, pay to the Agent or the appropriate Lender upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Borrower or the Collection Agent when due hereunder at a rate equal to the Prime Rate, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Interest Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees and Interest shall be calculated for the actual days elapsed based on a 360 day year.

        Section 9.4. Sharing of Recoveries. Each Lender agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Lenders (as return of Loan Amount or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Lender free and clear of any Adverse Claim created or granted by such other Lender, in the amount necessary to create proportional participation by the Lenders in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        Section 9.5. Right of Setoff. During the continuance of a Termination Event, each Lender is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender (including by any branches or agencies of such Lender) to, or for the account of, the Borrower against amounts owing by the Borrower hereunder (even if contingent or unmatured).

        Section 9.6. Amendments. (a) Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Borrower and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Lender Agents, (i) extend the Liquidity Termination Date or the date of any payment or transfer of Collections by the Borrower to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Interest for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Committed Lenders, (iv) except as provided herein, release, transfer or modify any Committed Lender's Loan Amount or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any
provision of the Limited Guaranty, (vi) consent to the assignment or transfer by the Borrower or any Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Originator Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Lender Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Lender Agent or to reduce any fee payable for the Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Borrower to any Person may be changed or otherwise adjusted solely with the consent of the Borrower and the party to which such payment is payable. Any amendment hereof shall apply to each Lender equally and shall be binding upon the Borrower, the Lenders and the Agent. If required by the Rating Agencies for any Conduit Lender, no material amendment hereof or assignment, termination, resignation or removal hereunder shall be effective unless a statement is obtained from the applicable Rating Agencies that its Rating will not be downgraded, withdrawn or suspended as a result of such amendment, assignment, termination, resignation or removal.

        (b) If, in connection with any proposed amendment or waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of Section 9.6(a), the consent of the Instructing Group is obtained but the consent of one or more Lender Groups whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lender Groups whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender Groups with one or more replacement Lender Groups so long as at the time of such replacement, each such replacement Lender Group consents to the proposed amendment, waiver, discharge or termination or (B) terminate such non-consenting Lender Group's Commitment and repay in full such non-consenting Lender Group's outstanding Loan Amounts in accordance herewith.

        Section 9.7. Waivers. No failure or delay of the Agent, any Lender Agent or any Lender in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Borrower, the Lenders, the Lender Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Interest that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or the related Lender Agent at the direction of the Lender entitled thereto.

        Section 9.8. Successors and Assigns; Participations; Assignments; Addition of Lender Groups.

        (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Borrower may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Lender Agents.

        (b) Participations. Any Lender may sell to one or more Persons (each a "Participant") participating interests in the interests of such Lender hereunder and under the applicable Transfer Agreement; provided that such sale of a participating interest shall require the consent of the Borrower (which consent shall not be unreasonably withheld) so long as no Termination Event has occurred and is continuing. Such Lender shall remain solely responsible for performing its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the applicable Transfer Agreement to the same extent as if it were a Lender hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Lenders as provided in Section
9.4. A Lender shall not agree with a Participant to restrict such Lender's right to agree to any amendment hereto, except amendments described in clause (a) of
Section 9.6.

        (c) Assignments by Committed Lenders. Any Committed Lender may assign to one or more Persons ("Purchasing Committed Lenders"), acceptable to
(i) the Lender Agent for the relevant Lender Group in its sole discretion and
(ii) so long as a Termination Event is not continuing, the Borrower, any portion of its Commitment as a Committed Lender hereunder and under the applicable Transfer Agreement and Loan Amount pursuant to a supplement hereto and to the applicable Transfer Agreement (a "Transfer Supplement") in form satisfactory to the Agent and the applicable Lender Agent and, so long as a Termination Event is not continuing, the Borrower (which approval shall not be unreasonably withheld), executed by each such Purchasing Committed Lender, such selling Committed Lender, the Agent, the applicable Lender Agent and, so long as a Termination Event is not continuing, the Borrower. Any such assignment by a Committed Lender must be for an amount of at least Five Million Dollars. Each Purchasing Committed Lender shall pay a fee of Three Thousand Dollars to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Committed Lender's Loan Amount and its Commitment as a Committed Lender hereunder and under the applicable Transfer Agreement. Upon the execution and delivery to the Agent and the applicable Lender Agent of the Transfer Supplement and payment by the Purchasing Committed Lender to the selling Committed Lender of the agreed purchase price, such selling Committed Lender shall be released from its obligations hereunder and under the applicable Transfer Agreement to the extent of such assignment and such Purchasing Committed Lender shall for all purposes be a Committed Lender party hereto and shall have all the rights and obligations of a Committed

Lender hereunder to the same extent as if it were an original party hereto and to the applicable Transfer Agreement with a Commitment as a Committed Lender, any Loan Amount and any related Assigned Conduit Lender Settlement described in the applicable Transfer Supplement.

        (d) Replaceable Committed Lenders. If any Committed Lender other than a Committed Lender that provides program enhancement to a Conduit Lender (a "Replaceable Committed Lender") shall (i) petition the Borrower for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the Required Conduit Ratings for such Conduit the Borrower or applicable Conduit Lender may designate a replacement financial institution (a "Replacement Committed Lender") acceptable to the Agent and the Lender Agent, in their sole discretion and, so long as a Termination Event is not continuing, the Borrower (which approval shall not be unreasonably withheld), to which such Replaceable Committed Lender shall, subject to its receipt of an amount equal to its Loan Amount, any related Assigned Conduit Lender Settlement, and accrued Interest and fees thereon (plus, from the Borrower, any Early Payment Fee that would have been payable if such transferred Loan Amount had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Committed Lender Commitment hereunder and under the applicable Transfer Agreement, together with all of its Loan Amount, and any related Assigned Conduit Lender Settlement, to the Replacement Committed Lender in accordance with Section 9.8(c).

        (e) Assignment by Conduit Lenders. Each party hereto agrees and consents (i) to each Conduit Lender's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, such Conduit Lender's Loan Amount and any other amount specified in such Conduit Lender's Transfer Agreement and (ii) to the complete assignment by each Conduit Lender of all of its rights and obligations hereunder to the Related Committed Lenders in its Lender Group or any other Person approved by the Borrower, and upon such assignment such Conduit Lender shall be released from all obligations and duties hereunder; provided, however, that no Conduit Lender may, without the prior consent of the Instructing Group and, during the continuation of a Termination Event, the Borrower (which approval shall not be unreasonably withheld), transfer any of its rights or obligations hereunder or under its respective Transfer Agreement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, and (ii) issues commercial paper with credit ratings substantially comparable to the Ratings. Each Conduit Lender shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of any Conduit Lender's Loan Amount and any other amount specified in such Conduit Lender's Transfer Agreement, the assignee shall have all of the rights of such Conduit Lender hereunder related to such Loan Amount and any other amount specified in such Conduit Lender's Transfer Agreement.

        (f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

        (g) Loan Register. The Borrower hereby designates the Agent to serve as its agent for the sole purpose of maintaining a register (the "Register") on which the Agent will record the name and address of each holder of a Loan, the amount of the Loan owned by such holder and each repayment in respect of the principal amount of the Loan. The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrower, the Agent and each holder of a Loan shall treat each person in whose name a Loan is registered as the owner thereof for all purposes hereunder. Notwithstanding anything to the contrary in this Section 9.8, a Loan may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of a such Loan in the Register and no assignment of a Loan shall be effective unless it shall have been recorded in the Register by the Agent.

        (h) An additional Lender Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the Borrower and the members of such proposed additional Lender Group without the consent of any other party. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a "Conduit Lender" shall become a party hereto as a Conduit Lender, entitled to the rights and subject to the obligations of a Conduit Lender hereunder, (ii) each Person specified therein as a "Related Committed Lender" shall become a party hereto as a Related Committed Lender, entitled to the rights and subject to the obligations of a Related Committed Lender hereunder, (iii) the Person specified therein as a "Lender Agent" shall become a party hereto and a party to the Fee Letter as a Lender Agent, entitled to the rights and subject to the obligations of a Lender Agent hereunder and (iv) each of the Aggregate Commitment and the Loan Limit shall be increased by the amount of the Commitment of such Lender Group. On or prior to the effective date of such Joinder Agreement, the Borrower, the Collection Agent, the new Related Committed Lender(s) and the new Lender Agent shall enter into a Rate Supplement. Upon the effective date of any such Joinder Agreement, the new Lender Group shall accept such assignments of the then outstanding Loan Amounts of the other Lender Groups such that following such assignments each Lender Group shall have a Loan Amount not in excess of its Ratable Share of the Aggregate Loan Amount then outstanding.

        Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Lenders (through the Agent and the Lender Agents) to the Borrower that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

        Section 9.10. Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant or in the case of the Borrower or the Parent, any lender, underwriter or buyer requesting a copy of the Transaction Documents in connection with any due diligence conducted by such party which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section, (iii) any rating agency,
(iv) any surety, guarantor or credit or liquidity enhancer to the Agent, any Lender Agent or any Lender which (in each case) has signed and delivered to the Borrower a confidentiality agreement substantively identical to this Section 9.10, (v) any entity organized to loan, or make loans secured by, financial assets for which any financial institution acting as Agent or a Lender Agent provides managerial services or acts as an administrative agent which (in each case) has signed and delivered to the Borrower a confidentiality agreement substantively identical to this Section 9.10, (vi) any Conduit Lender's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers who have executed confidentiality agreements substantively identical to this Section 9.10, (vii) Governmental Authorities with appropriate jurisdiction and (viii) any bank examiner or independent auditor of any Lender or Lender Agent. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law or applicable regulations, including pursuant to a valid subpoena or other legal process, (ii) was in such Person's possession or known to such Person prior to receipt, (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person's obligations hereunder) or (iv) is or becomes available to such Person on a non-confidential basis from another source; provided further that the Borrower or the Parent may file copies of the Transaction Documents with the Securities and Exchange Commission.

        Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Lender, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Lender under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Lender.

        Section 9.12. Excess Funds. Each Conduit Lender shall be required to make payment of the amounts required to be paid pursuant hereto only if such Conduit Lender has Excess Funds (as defined below). If such Conduit Lender does not have Excess Funds, the excess of the amount due hereunder over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against such Conduit Lender until such time as such Conduit Lender has Excess Funds. If such Conduit Lender does not have sufficient Excess Funds to make any payment due hereunder, then such Conduit Lender may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" means the excess of (a) the aggregate projected value of such Conduit Lender's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such Conduit Lender for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such Conduit Lender for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such Conduit Lender to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of such Conduit Lender then due and payable, but the amount of any liability, indebtedness or obligation of such Conduit Lender shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

        Section 9.13. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

        Section 9.14. Cumulative Rights and Severability. All rights and remedies of the Lenders, the Lender Agents, and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

        Section 9.15. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.15 shall affect the right of the Agent, any Lender Agent or any Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

        Section 9.16. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

        Section 9.17. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

        Section 9.18. Limited Recourse. Each of the parties hereto agrees that its recourse for the payment of any obligations of the Borrower owing hereunder or in respect hereof shall in all events be limited to the collateral described in Section 1.8 and any proceeds thereof and such obligations shall only be payable by the Borrower to the extent that funds are available therefor in accordance with this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.


WESTDEUTSCHE LANDESBANK GIROZENTRALE  WESTDEUTSCHE LANDESBANK
 GIROZENTRALE, New York Branch,        GIROZENTRALE, New York Branch,
 as Agent and a Lender Agent           as a Related Committed Lender




By: /s/ Anne Lacombe                                By: /s/ Anne Lacombe
    ------------------------------------------          ------------------------------------------------
    Title: Director                                     Title: Director
           -----------------------------------                 -----------------------------------------



By: /s/ Richard Bianchi                             By: /s/ Richard Bianchi
    ------------------------------------------          ------------------------------------------------
    Title: Associate Director, Securitization           Title: Associate Director, Securitization
           -----------------------------------                 -----------------------------------------
    Address:  1211 Avenue of the Americas               Address:   1211 Avenue of the Americas
              New York, New York 10036                             New York, New York 10036
              Attention:  Violet Diamant                           Attention:  Violet Diamant
    Telephone:  (212) 852-6394                          Telephone:  (212) 852-6394
    Telecopy:   (212) 852-5971                          Telecopy:   (212) 852-5971



PARADIGM FUNDING LLC,
  as a Conduit Lender



By: /s/ Evelyn Echeverria
    ------------------------------------------------------
    Title: Vice President
           -----------------------------------------------
    Address:    c/o AMACAR Group, L.L.C.
                6525 Morrison Boulevard, Suite 318
                Charlotte, North Carolina 28211
                Attention:    Douglas K. Johnson
    Telephone:     (704) 365-0569
    Telecopy:      (704) 365-1362

DRESDNER BANK AG, New York Branch,        DRESDNER BANK AG, New York Branc,
  as a Lender Agent                         as a Related Commitment Lender



By: /s/ Victor T. Mahoney                           By: /s/ Victor T. Mahoney
    ------------------------------------------          ------------------------------------------------
     Title: Director                                    Title: Director
            ----------------------------------                 -----------------------------------------



By: /s/ Christine Dalton                            By: /s/ Christine Dalton
    ------------------------------------------          ------------------------------------------------
     Title: Vice President                              Title: Vice President
            ----------------------------------                 -----------------------------------------
     Address:    75 Wall Street                         Address:    75 Wall Street
                 New York, New York 10005                           New York, New York 10005
                 Attention:  Securitization                         Attention:  Securitization
                             Group                                              Group
     Telephone:   (212) 429-2458                        Telephone:   (212) 429-2458
     Telecopy:    (212) 429-2780                        Telecopy:    (212) 429-2780


BEETHOVEN FUNDING CORPORATION,
  as a Conduit Lender



By: /s/ Christopher T. Burt
    ------------------------------------------------
    Title: Vice President
           -----------------------------------------
    Address:    c/o Global Securitization Services, LLC
                114 West 47th Street, Suite 1715
                New York, New York  10036
                Attention:  Christopher T. Burt
    Telephone:    (212) 302-5151
    Telecopy:     (212) 302-8767

AGERE SYSTEMS RECEIVABLES FUNDING LLC, as Borrower



By: /s/ Gary Wojtaszek
    ------------------------------------------------
    Title: Vice President
           -----------------------------------------
     Address:  555 Union Boulevard
               Allentown, Pennsylvania 18109
               Attention: Barry Pakenham
                          --------------------------
                          --------------------------
     Telephone: (610) 712-7732
                ------------------------------------
     Telecopy:  (610) 712-4141
                ------------------------------------


AGERE SYSTEMS INC.,
   as Initial Collection Agent



By: /s/ John W. Gamble
    ------------------------------------------------
    Title: Senior Vice President - Treasurer
           -----------------------------------------
    Address:  555 Union Boulevard
              Allentown, Pennsylvania 18109
              Attention: Barry Pakenham
                         ---------------------------
                         ---------------------------
    Telephone: (610) 712-5528
               -------------------------------------
    Telecopy:  (610) 712-4141
               -------------------------------------

                                   SCHEDULE I
                                   DEFINITIONS

         The following terms have the meanings set forth, or referred to, below:

        "Adjusted LIBOR" means, for any Settlement Period (i) LIBOR divided by
(ii) one minus the "Reserve Requirement." "Reserve Requirement" means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on "eurocurrency liabilities" as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

        "Adverse Claim" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

        "Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person. Notwithstanding the foregoing, Lucent and its Subsidiaries shall not be considered Affiliates of the Borrower or any Originator Entity.

        "Agent" is defined in the first paragraph hereof.

        "Agere Credit Documents" means, collectively, the Agere Credit Facility and the "Security Documents" (as such term is defined in the Agere Credit Facility).

        "Agere Credit Facility" means the $1,500,000,000 364-Day Amended and Restated Revolving Credit and Term Loan Facility Agreement, dated as of October 4, 2001 among the Borrower, the lenders party thereto, Salomon Smith Barney Inc., as syndication agent and The Chase Manhattan Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, and any successor as amended and supplemented through the date hereof, but without regard to any further amendment, supplement, waiver or termination of any Article VI or Article VII thereof and, to the extent relating to such provision, any defined terms therein unless consented to by the Instructing Group hereunder. The foregoing consent of the Instructing Group shall be subject to such conditions as the Lenders shall determine in their sole discretion including without limitation the payment of an amendment fee in an amount equal to the consideration paid to the Lenders under the Agere Credit Facility in connection with such amendment, waiver, supplement or termination.

         "Aggregate Commitment" means the aggregate Commitments of all Lender Groups as such amount may be reduced pursuant to Section 1.6 or increased through the addition of one or more Lender Groups pursuant to a Joinder Agreement.

        "Aggregate Loan Amount" means the sum of the Loan Amounts of all Lenders.

        "Aggregate Reserve" means, at any time at which such amount is calculated, the sum of the Loss and Dilution Reserve and Interest Reserve.

        "Approved Jurisdiction" means the jurisdictions set forth on Exhibit N hereof, as the same may be supplemented or amended from time to time in accordance with the terms hereof.

        "Assigned Conduit Lender Settlement" means, for each Related Committed Lender for a Conduit Lender for any Put, the product of such Related Committed Lender's Purchased Percentage and the amount of the Conduit Lender Settlement being transferred pursuant to such Put.

        "Bankruptcy Event" means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and, if instituted against such Person, such proceeding remains undismissed and unstayed for a period of 30 days, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or such Person generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (b) such Person takes any corporate action to authorize any such action.

        "Beethoven" mean Beethoven Funding Corporation.

        "Borrower" is defined in the first paragraph hereof.

        "Borrowing Base" is defined in Section 1.1(a).

        "Borrowing Base Deficiency" means, for any date of calculation, the amount, if any by which the Aggregate Loan Amount exceeds the Borrowing Base.

        "Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close,
(b) a holiday on the Federal Reserve calendar, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market and (d) solely for matters relating to any payment, report, notice or other communication to be made or furnished by the Collection Agent, a day on which the Collection Agent is open for business in Pennsylvania.

        "Charge-Off" means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Borrower.

        "Charge-Off Ratio" means, for any calendar month, the ratio (expressed as a percentage) of the Charge-Offs made during such calendar month to the aggregate amount of Collections during such calendar month.

        "Collection Agent" is defined in Section 3.1(a).

        "Collection Agent Fee" is defined in Section 3.6.

        "Collection Agent Replacement Event" means the occurrence of any one or more of the following:

                (a) The Collection Agent shall fail to make when due any payment or deposit to be made by it under this Agreement and such failure shall continue for three Business Days;

                (b) the Collection Agent (or any sub-collection agent) fails to observe or perform (i) any covenant set forth in Section 3.2(d) or
        3.3 or (ii) any other material term, covenant or agreement under any Transaction Document and in the case of clause (ii) any, such failure continues for ten Business Days after written notice from the Agent to the Collection Agent;

                (c) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made;

                (d)     the Collection Agent suffers a Bankruptcy Event; or

                (e) for so long as the Collection Agent is an Affiliate of the Borrower, a Termination Event.

        "Collections" means collectively, any amount paid on a Receivable or actually remitted by the Borrower as a Deemed Collection under Section 1.5(b), Insurance Payments, Optical Payments and payments due from the Originators under the Purchase Agreements and from the Parent under the Limited Guaranty.

        "Commitment" means, for each Committed Lender, the amount set forth on
Schedule II for such Committed Lender or in a Transfer Supplement or Joinder Agreement, and, for each Lender Group, the amount set forth on Schedule II for such Lender Group or in a Joinder Agreement, in each case, as adjusted in accordance with Sections 1.6 and 9.8.

        "Commitment Percentage" means, for each Related Committed Lender in a Lender Group, such Related Committed Lender's Commitment divided by the total of all Commitments of all Related Committed Lenders in such Lender Group.

        "Conduit Lender" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Conduit Lender pursuant to a Transfer Supplement or Joinder Agreement.

        "Conduit Lender Investment Percentage" means a fraction, expressed as a decimal, obtained by dividing the Loan Amount of a Conduit Lender by the Loan Amount of all Lenders.

        "Conduit Lender Settlement" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to a Conduit Lender (or owed to the Agent or Lender Agent or the Collection Agent for the benefit of a Conduit Lender) by the Borrower that, if paid, would be applied to reduce such Conduit Lender's Loan Amount.

        "Contract" means an agreement between an Originator and an Obligor, pursuant to which such Obligor may purchase from such Originator, and shall be obligated to pay for, merchandise, insurance or services (including software licensing fees) from time to time.

        "CP Dealer" means, at any time, each Person a Conduit Lender then engages as a placement agent or commercial paper dealer.

        "CP Interest" means, for any Interest Period, the amount of interest or discount accrued, during such Interest Period on all the outstanding commercial paper, or portion thereof, issued by Conduit Lender to fund its Loan Amount, including all dealer commissions and other costs of issuing commercial paper, whether any such commercial paper was issued specifically to fund such Loan Amount or is allocated, in whole or in part, to such funding.

        "CP Rate" means a rate per annum established pursuant to the applicable Rate Supplement.

        "Credit and Collection Policy" means the Borrower's credit and collection policy and practices relating to Receivables attached hereto as
Exhibit I.

        "Daily Report" is defined in Section 3.3.

        "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than unsecured trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

        "Debt Rating" for any Person, shall mean the rating by S&P or Moody's of such Person's long-term public senior unsecured non-credit-enhanced debt.

        "Deemed Collections" is defined in Section 1.5(c).

        "Delinquency Ratio" means, the ratio (expressed as a percentage), for any Settlement Period of (a) the sum of the aggregate outstanding balance of all Delinquent Receivables as of the end of such Settlement Period plus the aggregate amount of all claims paid under either the Policy or the Optical Policy during such Settlement Period to (b) the sum of the aggregate outstanding balance of all Receivables as of the end of the Settlement Period four months prior to such Settlement Period.

        "Delinquent Receivable" means any Receivable (other than a Charge-Off) on which any amount is unpaid more than 90 days past the original due date therefor.

        "Deposit Date" means each day on which any Collections are deposited in any of the Lock-Box Accounts or on which the Collection Agent receives any Collections.

        "Designated Financial Officer" means the treasurer or chief financial officer of the Borrower or the relevant Originator Entity, as applicable.

        "Dilution" means, for any Settlement Period, the amount Deemed Collections deemed to be received during such Settlement Period pursuant to
Section 1.5(b) excluding any Deemed Collections in respect of Receivables owing by Lucent, for so long as such Receivables are not Eligible Receivables.

        "Dilution Ratio" means, as of any Settlement Date, a percentage equal to a fraction, the numerator of which is the total amount of decreases in Outstanding Balances due to Dilutions during the most recent Settlement Period, and the denominator of which is the amount of Receivables (excluding Receivables owing by Lucent for so long as such Receivables are not Eligible Receivables) generated by the Originator Entities during the Settlement Period three months prior to the most recent Settlement Period.

        "Dollar" and "$" means lawful currency of the United States of America.

        "Early Payment Fee" is defined in the applicable Rate Supplement.

        "Eligible Money Market Account" means and includes each Money Market Account if and so long as:

                (a)     such account is maintained in the name of the Borrower;

                (b) such account invests solely in money market funds denominated in Dollars rated not lower than A-1 (and without the "r" symbol) attached to any such rating by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies;

                (c) the Borrower, the financial intermediary at which such account is maintained and the Agent have executed and delivered an account control agreement in form and substance satisfactory to the Agent which provides, among other things, for such financial intermediary's agreement that it shall comply with entitlement orders, and apply any value distributed in connection with such account, as directed by the Agent without further consent of the Borrower; and

                (d) such account is subject to a first priority perfected security interest in favor of the Agent.

        "Eligible Receivable" means, at any time, any Receivable:

                 (i)    which is an Insured Receivable;

                (ii) the Obligor of which (a) is not an Affiliate of any of the parties hereto or any Originator Entity (provided that the foregoing clause (a) shall not apply to Receivables originated by Lucent or any of its wholly-owned Subsidiaries); (b) is not a government or a governmental subdivision or agency; (c) has not suffered a Bankruptcy Event which is continuing; and (d) is a resident of an Approved Jurisdiction;

               (iii) which has been invoiced by the applicable Originator or the Collection Agent and which is stated to be due and payable within 90 days after such invoice (except as otherwise agreed to by the Instructing Group);

                (iv)    which is not a Delinquent Receivable or a Charge-Off;

                 (v) which is an "account" or "general intangible" within the meaning of the UCC of all applicable jurisdictions;


                (vi) which is denominated and payable only in Dollars in the country of organization of the applicable Originator;

               (vii) which arises under a Contract in substantially the form of one of the contracts set forth on Exhibit J hereto (or in another form which is substantially the same in substance as one of the forms set forth on Exhibit J hereto), or otherwise approved by the Agent in writing, that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code (or any equivalent statute or law in the jurisdiction of organization of the applicable Originator);

               (viii) which arises under a Contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not contain an enforceable requirement that the Obligor under such contract to consent to the transfer, sale or assignment of the rights to payment of the Originator under such contract, (c) does not contain a confidentiality provision that purports to restrict any Lender's exercise of rights under this Agreement, and
        (d) is governed by the laws of jurisdiction in the United States or of the jurisdiction of organization of the applicable Originator;

                 (ix) which does not, in whole or in part, contravene in any material respect any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

                  (x) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator's business from the sale of goods or provision of services to a related Obligor solely by the applicable Originator;

                 (xi) the Obligor of which has been instructed to make payment to a Lock-Box or Lock-Box Account;

                (xii) if such Receivable is originated by an Originator other than the Parent, 100% of the outstanding voting stock of the Originator of which is owned or controlled, directly or indirectly, by the Parent; and

               (xiii) the aggregate outstanding balance of which, when added to the aggregate outstanding balance of Eligible Receivables originated by Agere Systems Singapore Pte. Ltd. would cause the aggregate outstanding balance of Eligible Receivables originated by Agere Systems Singapore Pte. Ltd. to exceed 50% of the Eligible Receivables Balance.

        "Eligible Receivables Balance" means, at any time, the aggregate Outstanding Balance of all Eligible Receivables.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "Eurodollar Rate" means, a rate per annum established pursuant to the applicable Rate Supplement.

        "Face Amount" means the face amount of any Conduit Lender commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

        "Federal Funds Rate" means for any day the greater of (i) the average rate per annum as determined by WestLB at which overnight Federal funds are offered to WestLB for such day by major banks in the interbank market, and (ii) if WestLB is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by WestLB shall be conclusive and binding on the Borrower except in the case of manifest error.

         "Fee Letter" means the letter agreement among the Borrower, the Agent and each Lender Agent related to fees payable to each Lender Group in connection with the Transaction Documents.

         "Funding Agreement" means any agreement or instrument executed by a Conduit Lender and executed by or in favor of any Funding Source or executed by any Funding Source at the request of such Conduit Lender.

        "Funding Document" means a Funding Agreement or this Agreement.

        "Funding Source" means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for a Conduit Lender.

        "GAAP" means generally accepted accounting principles in the USA, applied on a consistent basis.

        "German Purchase Agreement" means the Purchase Agreement dated as of January 22, 2002, between Agere Systems Deutschland GmbH & Co. KG and the Borrower.

        "Governmental Authority" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

        "Initial Collection Agent" is defined in the first paragraph hereof.

        "Instructing Group" means the Lender Agents representing Lender Groups with more than 50% of the Commitments.

        "Insurance Limit" means, as of any date, the "Policy Limit of Liability" as defined in the Policy less the total dollar amount of claim payments made under the Policy.

        "Insurance Payments" means all amounts paid by the Insurer under the Policy with respect to Receivables.

        "Insured Receivable" means that portion of any Receivable which is insured without deductible or co-insurance under the Policy and the Optical Policy.

        "Insurer" means National Union Fire Insurance Company of Pittsburgh, Pennsylvania.

        "Insurer Default" means the occurrence of any event specified in clauses
(l), (m) or (n) of the definition of Termination Event.

        "Intended Tax Characterization" is defined in Section 9.9.

        "Intercreditor Agreement" means the Intercreditor Agreement dated as of the date hereof among the Agent, the Borrower, the Initial Collection Agent and The Chase Manhattan Bank, as Bank Administrative Agent.

        "Interest" means, for any Tranche Period, (a) the product of (i) the Interest Rate for such Tranche Period, (ii) the total amount of Loan Amount allocated to the Tranche Period, and (iii) the number of days elapsed during such Tranche Period divided by (b) 360.

        "Interest Period" means, with respect to any Settlement Date or the Liquidity Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Loan is made hereunder) to but not including such Settlement Date or Liquidity Termination Date, as applicable.

        "Interest Rate" is defined in the applicable Rate Supplement.

        "Interest Reserve" means, at any time, the product of (a) Adjusted LIBOR for the most recent Settlement Period plus 2.00% multiplied by (b) Aggregate Loan Amount multiplied by (c) a fraction, the numerator of which is the Turnover Ratio and the denominator of which is 360.

        "Joinder Agreement" means an agreement substantially in the form of Exhibit K hereto pursuant to which a Lender Group becomes party to this Agreement.

        "Lender Agent" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person who becomes a party to this Agreement as a Lender Agent pursuant to a Transfer Supplement or a Joinder Agreement.

        "Lender Agent's Account" means, with respect to each Lender Agent, the account designated to the Borrower and the Lenders in such Lender Agent's Lender Group by such Lender Agent.

        "Lender Group" means, for each Conduit Lender, such Conduit Lender, its Related Committed Lenders (if any), and the purchasers party to its Transfer Agreement.

        "Lenders" means the Conduit Lenders and the Related Committed Lenders.

        "LIBOR" means, for any Settlement Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Settlement Period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Settlement Period. If for any Settlement Period no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates WestLB is offered deposits of such duration in the London interbank market.

        "Limited Guaranty" means the Limited Guaranty, dated the date hereof, by the Parent in favor of the Borrower.

        "Liquidity Termination Date" means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent (at the direction of the Instructing Group) to the Borrower at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Borrower with no less than thirty (30) Business Days prior notice to the Agent and (d) January 21, 2003.

         "Loan" is defined in Section 1.1(a).

         "Loan Amount" means, for each Lender, (a) the sum of (i) all Loans by such Lender and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Lender to any other Lender to acquire Loan Amount from such other Lender minus (b) all Collections, amounts received from other Lenders and other amounts received or exchanged and, in each case, applied by the Agent or such Lender to reduce such Lender's Loan Amount. A Lender's Loan Amount shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

        "Loan Date" is defined in Section 1.1(c).

        "Loan Limit" means $200,000,000 as such amount may be reduced pursuant to Section 1.6, or increased through the addition of one or more Lender Groups pursuant to a Joinder Agreement.

         "Lock-Box" means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

         "Lock-Box Account" means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

         "Lock-Box Agreement" means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

         "Lock-Box Bank" means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

         "Lock-Box Letter" means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Borrower and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

         "Loss and Dilution Reserve" means, at any time, the product of (i) the greater of (a) 10% and (b) the sum of (x) two times the average Delinquency Ratio for the most recent three Settlement Periods plus (y) two times the average Dilution Ratio for the most recent three Settlement Periods multiplied by (ii) the Eligible Receivables Balance at such time.

         "Lucent" means Lucent Technologies Inc.

         "Material Adverse Effect" means, with respect to the Borrower, a material adverse effect on (i) the ability of the Borrower to perform its obligations under any Transaction Document, (ii) the legality, validity or enforceability of any Transaction Document, (iii) the interest of the Borrower, the Agent, the Lender Agents or the Lenders in any Receivables, the Related Security or the Collections with respect thereto, (iv) the collectibility of any Receivables, (v) the enforceability of the Policy, or (vi) the enforceability of the Optical Policy. It is understood that a change in the debt ratings of the Parent does not, in and of itself, constitute a Material Adverse Effect.

        "Matured Aggregate Loan Amount" means, at any time, the Matured Value of each Conduit Lender's Loan Amount plus the total Loan Amounts of all other Lenders then outstanding.

        "Matured Value" means, of any Loan Amount, the sum of such Loan Amount and all unpaid Interest scheduled to become due (whether or not then due) on such Loan Amount during all Tranche Periods to which any portion of such Loan Amount has been allocated.

        "Maximum Loan Amount" means, at any time, the lesser of (a) the difference between the Loan Limit and the Aggregate Loan Amount then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Loan Amount then outstanding.

        "Money Market Account" means each money market account maintained by the Borrower and listed on Exhibit D, as amended, modified or supplemented from time to time with the consent of the Agent.

        "Monthly Report" is defined in Section 3.3.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Receivables Balance" means the lesser of (i) the Eligible Receivables Balance and (ii) the Insurance Limit.

        "Obligor" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation other than the Insurer.

        "Optical" means Optical Insurance Co.

        "Optical Payments" means all amounts paid by Optical under the Optical Policy with respect to Receivables.

        "Optical Policy" means the Comprehensive Credit Insurance
Difference-In-Conditions Form Policy No. OP-TRCD-DIC-1-01-22-02, dated January 22, 2002, issued by Optical to the Borrower, including all attachments, records of understanding and endorsements thereto, attached hereto as Exhibit L, as amended from time to time with the consent of the Agent.

         "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

        "Originator" means each of the following persons: the Parent, Agere Systems Ltd., Agere Systems Deutschland GmbH & Co. KG, Agere Systems Singapore Pte. Ltd. and (following the Effective Date as defined in the Purchase Agreement between the Borrower and Ortel dated as of even date herewith) Ortel.

        "Originator Entity" means the Parent and the Originators.

        "Ortel" means Ortel Corporation, a Delaware corporation.

        "Paradigm" is defined in the first paragraph of the Agreement.

        "Parent" means Agere Systems Inc., a Delaware corporation.

        "Periodic Report" is defined in Section 3.3.

        "Permitted Investments" shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the "r" symbol attached to any such rating) by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any "r" symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody's.

        "Person" means an individual, partnership, corporation, limited liability company, association, joint venture, Governmental Authority or other entity of any kind.

        "Policy" means Comprehensive Credit Insurance Policy No. 649-9309, dated January 22, 2002, issued by the Insurer to the Borrower, including all attachments, records of understanding and endorsements thereto, attached hereto as Exhibit M, as amended from time to time with the consent of the Agent.

        "Potential Termination Event" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

        "Prime Rate" means (a), for any period, the daily average during such period of (x) the greater of (i) the floating commercial loan rate per annum of WestLB (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by WestLB) publicly announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (y) during the pendency of a Termination Event, 2.00% or (b) with respect to any Prime Tranche, the "Prime Rate" specified in the applicable Rate Supplement.

        "Purchase Agreement" means each Purchase Agreement, Purchase Framework Agreement or Purchase and Contribution Agreement (including without limitation the German Purchase Agreement) dated as of the date hereof between the Borrower and an Originator, as amended.

        "Purchased Percentage" means, for any Put, for each Committed Lender, its Commitment Percentage or such lesser percentage as is necessary to prevent the Purchase Price of such Lender from exceeding its Unused Commitment.

        "Put" is defined in Section 2.1(a).

        "Ratable Share" means, for each Lender Group, such Lender Group's aggregate Commitments divided by the aggregate Commitments of all Lender Groups.

        "Rate Supplement" means, with respect to any Lender Group, each agreement among the Borrower, the Collection Agent, a Lender Agent and the Related Committed Lenders in such Lender Group designated a "Rate Supplement" for purposes of this Agreement.

        "Rating Agency" means, for any Conduit Lender, each rating agency such Conduit Lender chooses to rate its commercial paper notes.

        "Ratings" means, for any Conduit Lender, the ratings by the Rating Agencies of the indebtedness for borrowed money of such Conduit Lender.

        "Receivable" means the indebtedness of any Obligor under a Contract other than (i) any indebtedness of an Obligor (other than Lucent and its wholly-owned Subsidiaries) that is an Affiliate of the Borrower, the Initial Collection Agent or any Originator Party and (ii) any indebtedness denominated in a currency other than U.S. dollars. On and after the Liquidity Termination Date, the term "Receivable" shall only include receivables existing on the date the Liquidity Termination Date occurred. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Liquidity Termination Date, an adjustment to the Borrowing Base permitted by Section 1.5(c) is made. Notwithstanding the foregoing, any Receivable which has been paid in full from Insurance Payments or Optical Payments shall be excluded from the definition of "Receivables" immediately upon such payment, and such Receivable, together with all Related Security and Collections with respect thereto, shall be automatically released from the security interest granted to the Agent hereunder.

        "Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

        "Related Committed Lenders" is defined in the preamble.

        "Related Security" means with respect to any Receivable:

                (i) all of the Borrower's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

                (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

                (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

                (iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor but excluding any computer programs and data processing software, that are subject to license agreements which prohibit any Borrower, as licensee, from granting an interest therein as contemplated by this Agreement and the applicable Purchase Agreement.

        "Required Conduit Ratings" means (i) with respect to Paradigm, "A-1" by S&P, "F-1" by Fitch and "P-1" by Moody's and (ii) with respect to Beethoven, "A-1" by S+P "P-1" by Moody's.

        "Reserve Percentage" means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

        "Settlement Date" means the 9th day of each calendar month.

        "Settlement Period" means for each Settlement Date, the calendar month preceding such Settlement Date.

        "S&P" means Standard & Poor's Ratings Services.

        "Subordinated Note" means each subordinated revolving promissory note issued by the Borrower to the Originator under a Purchase Agreement.

        "Subsidiary" means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Borrower or any Originator Entity or by one or more other Subsidiaries of the Borrower or such Originator Entity.

        "Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

        "Termination Event" means the occurrence of any one or more of the following:

                (a) any representation, warranty, certification or statement made by the Borrower or any Originator Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect as of the date when made or deemed made (including pursuant to Section 7.2) (unless the breach of such representation, warranty, certification or statement is capable of being cured and is in fact cured (without any adverse impact on the Lenders or the collectibility of the Receivables) within three Business Days of the first date on which the Borrower obtains actual knowledge or receives written notice of such breach); or

                (b) any Originator Entity or the Borrower fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)) or the Parent fails to make any payment under the Limited Guaranty when due, and, in each case, such failure continues for three Business Days; or

                (c) the Borrower fails to observe or perform any covenant or agreement contained in Sections 5.1(b), 5.1(g), 5.1(i) or 5.1(j) of this Agreement or Section 6.01 of the German Purchase Agreement; or

                (d) the Borrower fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for ten Business Days or more after the Borrower receives written notice of such failure from the Agent; or

                (e) the Borrower, any Originator Entity or the Insurer suffers a Bankruptcy Event; or

                (f) the average Delinquency Ratio for the most recent three Settlement Periods exceeds 8.5%, the average Dilution Ratio for the most recent three Settlement Periods exceeds 13% for the most recent three Settlement Periods, the average Charge-Off Ratio at the end each of the three most recent Settlement Periods exceeds 2.0%, or the average Turnover Ratio for the most recent three Settlement Periods exceeds 75 days; or

                (g) (i) the Borrower, any Originator Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Borrower or any Affiliate party thereto: or

                (h) the Collection Agent shall, directly or indirectly, enter into or otherwise consent to an amendment, supplement or any other modification of any credit agreement, reimbursement agreement, note purchase agreement or other agreement or instrument under which, directly or indirectly, any person undertakes to make or provide funds to make payment of debt of, or to purchase assets of, the Borrower, any Originator or the Parent, as applicable, which includes a provision permitting termination and/or acceleration of such credit facilities or the debt issued thereunder as a result of downgrade of the Debt Rating of the Parent or a withdrawal or suspension of any such Debt Rating; or

                (i) the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Borrower; or

                (j) an "Event of Default" under and as defined in the Agere Credit Facility; or

                (k) the Insurer's financial strength rating is less than AA-by S&P and Aa3 by Moody's (or S&P or Moody's has withdrawn or suspended such rating); or

                (l) (i) the Insurer shall fail to make any payment with respect to a claim submitted under the Policy within 30 days of its receipt of such claim and such claim shall not have been paid under the Optical Policy within such 30 day period or (ii) Optical shall fail to make any payment under the Optical Policy within 30 days of its receipt of such claim; or

                (m) any Governmental Authority shall assert or find any material provision of the Policy at any time, for any reason, invalid and not binding on the Insurer or declare any provision of the Policy null and void or any Governmental Authority shall assert of find any material provision of the Optical Policy at any time, for any reason, invalid and not binding on Optical or declare any provision of the Optical Policy null and void; or

                (n) the Insurer shall in writing deny that it has any liability under the Policy or the Policy shall expire, terminate or otherwise be cancelled or Optical shall in writing deny that it has any liability under the Optical Policy or the Optical Policy shall expire, terminate or otherwise be cancelled; or

                (o) either a Collection Agent Replacement Event or an "Event of Termination" under and as defined in any Purchase Agreement has occurred and is continuing.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Borrower has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Borrowing Base as provided in
Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

         "Tranche" means a portion of a Loan allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Interest accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

        "Tranche Period" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not exceed 30 days.

        "Transaction Documents" means this Agreement, the Fee Letter, the Limited Guaranty, the Purchase Agreements, the Intercreditor Agreement, the Subordinated Notes, the Transfer Agreements, the Policy, the Optical Policy, the Rate Supplements and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

        "Transfer Agreement" means each transfer or asset purchase agreement entered into among a Conduit Lender, its Lender Agent and its Related Committed Lenders in connection with this Agreement.

        "Transfer Supplement" is defined in Section 9.8.

        "Turnover Ratio" means with respect to any Settlement Period, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of the Receivables on the first day of such Settlement Period and (ii) the denominator of which is equal to Collections on the Receivables during such Settlement Period multiplied by
(b) 30.

        "UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

        "Uninsured Excess" means the positive difference, if any, obtained by subtracting the Insurance Limit from the Eligible Receivables Balance.

        "USA" means the United States of America (including all states and political subdivisions thereof).

        "Unused Aggregate Commitment" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Loan Amount.

        "Unused Commitment" means, for any Committed Lender at any time, the difference between its Commitment and its Loan Amount then outstanding.

        "WestLB" means Westdeutsche Landesbank Girozentrale, New York Branch in its individual capacity and not in its capacity as the Agent.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

                                   SCHEDULE II


                                     LENDERS




                                                                                      COMMITMENT(S) OF
       CONDUIT LENDER                   RELATED COMMITTED LENDER(S)             RELATED COMMITTED LENDER(S)
       --------------                   ---------------------------             ---------------------------
   Paradigm Funding LLC                    Westdeutsche Landesbank                      $100,000,000
                                        Girozentrale, New York Branch

Beethoven Funding Corporation         Dresdner Bank AG, New York Branch                 $100,000,000
